Exhibit 2.1

PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
SANDRIDGE ENERGY, INC.,
AS SELLER
AND
GONDOLA RESOURCES, LLC,
AS BUYER
Executed on December 11, 2020

1

LIST OF SCHEDULES AND EXHIBITS
Schedules:

Schedule EA        Excluded Assets
Schedule 5(f)        Tax Matters
Schedule 5(g)        Description of Pending Litigation
Schedule 5(h)        Tax Liens
Schedule 5(j)         Material Contracts
Schedule 5(k)        Capital Commitments
Schedule 5(l)        Environmental Matters
Schedule 5(n)        Violation of Laws
Schedule 5(o)        Consents and Preferential Rights
Schedule 5(p)        Personal Property
Schedule 5(q)        Imbalances
Schedule 5(r)        Elections
Schedule 5(s)        Payout Status
Schedule 5(t)        Current Plugging Obligations
Schedule 5(v)        Oil and Gas Operations
Schedule 5(w)        Asset Bonds
Schedule 5(y)        Liens
Schedule 9        Operations Pending Closing
Schedule 17(f)        Suspended Proceeds

Exhibits:

Exhibit A        Definitions
Exhibit B, Part I    Oil and Gas Interests – Leases
Exhibit B, Part II    Oil and Gas Interests – Wells
Exhibit C, Part I    Oil and Gas Interests – Contracts
Exhibit C, Part II    Oil and Gas Interests – Fee Interests
Exhibit C, Part III    Oil and Gas Interests – Surface Rights Agreements
Exhibit C, Part IV    Oil and Gas Interests – Permits
Exhibit C, Part V    Oil and Gas Interests – Water Rights
Exhibit D        Excluded Rights and Interests
Exhibit E        Allocated Values
Exhibit F        Form of Assignment, Assumption Agreement, and Bill of Sale
Exhibit G        Leased Vehicles
Exhibit H        Form of Employment Transfer Agreement

2

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated December 11, 2020 (the “Execution Date”), by and between SandRidge Energy, Inc., a Delaware corporation (“Seller”) and Gondola Resources, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
WHEREAS, Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Seller’s right, title, and interest in and to the Oil and Gas Interests (as hereinafter defined);
WHEREAS, capitalized terms used in this Agreement, and in the Schedules and Exhibits attached hereto, shall have the meanings given to such terms in Exhibit A;
AGREEMENTS
NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:
1.Purchase and Sale. Subject to and upon the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey, and deliver the Oil and Gas Interests to Buyer, and Buyer shall purchase, receive, pay for, and accept the Oil and Gas Interests from Seller, effective as of October 1, 2020, 12:00 p.m., local time where the Oil and Gas Interests are located (the “Effective Time”).
2.Purchase Price and Performance Deposit.
(a)Base Purchase Price. The base purchase price for the Oil and Gas Interests shall be Forty-Seven Million Dollars ($47,000,000) (the “Base Purchase Price”). The Base Purchase Price shall be adjusted as provided herein and as adjusted is referred to herein as the “Purchase Price.”
(b)Deposit. Within three (3) business days of the Execution Date, Buyer shall deliver into an account designated in writing by Seller, to be held in trust in accordance with the terms of this Agreement, an amount equal to Three Million Dollars ($3,000,000) (the “Deposit”). The Deposit shall be non-interest bearing and applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the provisions of Section 25.
(c)Allocation. Seller and Buyer agree that the Base Purchase Price shall be allocated among the Oil and Gas Interests as set forth on Exhibit E (such amounts for such Oil and Gas Interests set forth on Exhibit E, the “Allocated Value”) for the purposes of establishing a basis for certain Taxes and in the event of a failure of Defensible Title.
(d)Employment Transfer Agreement. Within three (3) business days of the Execution Date, the Parties will enter into an Employment Transfer Agreement (attached as Exhibit H) which will govern the process by which Buyer may identify employees of Seller to whom Buyer wishes to offer employment and which further specifies the process by which the Parties have agreed Buyer may solicit such identified employees to accept employment with Buyer.
3.Title.
(a)Title Information. Promptly after execution of this Agreement, Seller shall make available to Buyer all of the title information and records in its possession regarding the Oil and Gas Interests, including all division order title opinions, run sheets, lease take-off sheets, copies of Seller’s various vesting deeds, assignments or contracts from which it derives an interest in the Oil and Gas Interests, title abstracts, and ownership reports (the “Title Information”). Subject to the Title Defect provisions contained herein, the representations and warranties of Seller in this Agreement, and the special warranty in the Assignment (the “Special Warranty”), Seller does not make any warranty of title in this Agreement with respect to the Oil and Gas Interests, express, implied or statutory. Subject to the Special Warranty and the representations and warranties of Seller in this Agreement, this Section 3 shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Buyer with respect to Title Defects to the Oil and Gas Interests.
(b)Title Defect Notice. Buyer may deliver written notice to Seller of the existence of a Title Defect on or before thirty (30) days after the Execution Date (the “Defect Claim Date”). The Title Defect notice shall indicate the nature of the Title Defect, the affected Oil and Gas Interest, the Allocated Value of the affected Oil and Gas Interest, the estimated Title Defect Value, and all supporting documentation reasonably necessary to verify the existence of such alleged Title Defect. For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject to the Special Warranty and the representations and warranties of Seller in this Agreement, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect on or before the Defect Claim Date. Seller shall have the right, but not the obligation, to elect in writing prior to the date that is five (5) days prior to the Scheduled Closing Date, to attempt to cure any alleged Title Defect prior to the date that is sixty (60) days counted from and after Closing (the “Cure Deadline”). Such election shall identify the applicable Title Defect that Seller intends to cure and the associated Title Defect Value as set forth in Buyer’s Title Defect notice. If Seller so elects to attempt to cure such Title Defect prior to the Cure Deadline, the Oil and Gas Interest(s) subject to such Title Defect shall be conveyed at Closing and the Purchase Price in the Closing Statement shall be reduced by the applicable Title Defect Value as set forth in Buyer’s Title Defect notice. If Seller cures such Title Defect after Closing and prior to the Cure Deadline, Buyer shall promptly pay Seller the applicable Title Defect Value that was deducted from the Purchase Price. If Seller fails to cure such Title Defect prior to the Cure Deadline, Buyer shall retain the Oil and Gas Interest(s) subject to the Title Defect without further adjustment to the Purchase Price. If Seller does not cure an alleged Title Defect prior to Closing and Seller has not elected to attempt to cure such Title Defect prior to the Cure Deadline, then the Oil and Gas Interest(s) subject to the Title Defect shall be conveyed at Closing and the Purchase Price shall be reduced in the Closing Statement by the applicable Title Defect Value; provided that if the Title Defect Value is greater than seventy-five percent (75%) of the Allocated Value of the Oil and Gas Interest(s) subject to the applicable Title Defect, then Seller may retain the affected Oil and Gas Interest(s), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Oil and Gas Interest in the Closing Statement and such retained Oil and Gas Interest(s) shall be deemed Excluded Assets.
(c)Title Defect Value. Subject to Seller’s rights and adjustments made in the Closing Statement in Section 3(b), and the limitations in this Section 3(c), there shall be a downward adjustment to the Base Purchase Price for each Title Defect in the Final Closing Statement; provided that adjustments for Title Defects that are otherwise agreed at Closing (with no cure election), shall be made in the Closing Statement. The downward adjustment to the Base Purchase Price for each Title Defect shall be calculated as follows (the “Title Defect Value”): (i) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for the Target Formation for any Subject Property (or portion thereof) affected by such Title Defect and (B) the Net Revenue Interest for the Target Formation in such Subject Property stated in Exhibit B, Part I or Exhibit B, Part II, and the Working Interest for the Target Formation applicable to such Subject Property (or portion thereof) has been reduced at least proportionately, then the Title Defect Value shall be the product of the Allocated Value of such Oil and Gas Interest (or portion thereof) affected by such Title Defect multiplied by a fraction, the numerator of which is the actual amount of the decrease in Net Revenue Interest from that stated in Exhibit B, Part I or Exhibit B, Part II and the denominator of which is the Net Revenue Interest stated in Exhibit B, Part I or Exhibit B, Part II; provided, however, that if the Title Defect does not affect the Target Formation for such Subject Property (or portion thereof) throughout the entire productive life of the Target Formation for such Subject Property, the Title Defect Value shall be reduced to take into account the applicable time period only; (ii) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Property of a type not described in subsections (i) or (iii) or solely based on a discrepancy in Net Revenue Interest (without at least a proportionate discrepancy in the Working Interest), then the Title Defect Value shall be determined by taking into account the Allocated Value of the Subject Property, the portion of the Target Formation for the Subject Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Subject Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and (iii) if the Title Defect is a lien, encumbrance, or other similar charge that would cause a failure of Defensible Title, then the Title Defect Value is the amount that is required to remove such lien, encumbrance, or other similar charge. With respect to each Oil and Gas Interest, the aggregate of the Title Defect Values for all Title Defects affecting such Oil and Gas Interest will not exceed the Allocated Value of such Oil and Gas Interest.
(d)Limitations. Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for (i) any individual Title Defect for which the Title Defect Value does not exceed $75,000 (the “Individual Defect Threshold”); and (ii) Title Defects, unless the amount of the sum of (x) the amount of all Title Defect Values asserted against Seller that exceed the Individual Defect Threshold, plus (y) the amount of all Environmental Defect Amounts for the Environmental Defects asserted against Seller that exceed the Individual Defect Threshold, exceeds a deductible in an amount equal to Four and a Half Million Dollars ($4,500,000) (the “Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other available remedies under this Section 3(d) with respect to all Title Defects and Environmental Defects in excess of the Defect Deductible, subject to the Individual Defect Threshold and Seller’s elections under Section 3(b) and Section 4(d), as applicable; provided, however, any Title Defect that arises by, through, or under Seller or its Affiliates is not subject to either the Individual Defect Threshold or the Defect Deductible. The provisions of this paragraph shall not apply to consents to assignment and preferential rights to purchase. The Allocated Value of any Subject Property retained by Seller under Section 3(b) may not be used in meeting the Defect Deductible.
(e)Title Dispute Resolution. Seller and Buyer shall attempt to agree (i) on all Title Defects and the appropriate Title Defect Values for such Title Defects, and (ii) on all proposed cures rendered by Seller, within five (5) days after the Cure Deadline (either of (i) or (ii), a “Title Dispute”). If Seller and Buyer are unable to agree by such date (the “Defect Dispute Agreement Deadline”) with respect to a particular Title Dispute, the Title Dispute shall be exclusively and finally resolved pursuant to this paragraph. There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles in the State of Colorado as selected by mutual agreement of Seller and Buyer (the “Title Arbitrator”). If the Parties are unable to mutually agree upon the Title Arbitrator within ten (10) days after the Defect Dispute Agreement Deadline, the Denver, Colorado, office of the American Arbitration Association

(“AAA”) shall appoint the Title Arbitrator under such conditions as the AAA in its discretion deems necessary or advisable. The place of arbitration shall be Denver, Colorado, and the arbitration shall be conducted in accordance with the AAA rules, to the extent such rules do not conflict with the terms of this Section 3(e). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of a Title Dispute and shall be final and binding upon both Parties, without right of appeal, and the Parties shall account to one another consistent with such determination in the Final Closing Statement. The Title Arbitrator shall render a written decision choosing either Seller’s position or Buyer’s position with respect to each Title Dispute. The Title Arbitrator may not award damages, interest, or penalties to either Party with respect to any Title Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.
(f)Limitations on Applicability. EXCEPT AS PROVIDED IN THIS SECTION 3, SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5, THE SPECIAL WARRANTY, AND IN THE CASE OF FRAUD (AS DEFINED IN THIS AGREEMENT), THE PROVISIONS OF THIS SECTION 3 SHALL BE THE EXCLUSIVE RIGHTS AND REMEDIES OF BUYER WITH RESPECT TO ANY TITLE DEFECTS RELATING TO THE OIL AND GAS INTERESTS. EXCEPT AS PROVIDED IN THIS SECTION 3, SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5, THE SPECIAL WARRANTY, AND IN THE CASE OF FRAUD (AS DEFINED IN THIS AGREEMENT), BUYER, ON BEHALF OF ITSELF AND THE BUYER PARTIES RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER PARTIES FROM ANY AND ALL DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER OR ANY BUYER PARTY MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY TITLE DEFECT RELATING TO THE OIL AND GAS INTERESTS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5 AND THE SPECIAL WARRANTY, SELLER HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO TITLE DEFECTS, AND THAT NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.
4.Environmental.
(a)Assessment. From and after the date hereof and up to and including the Defect Claim Date (or upon the earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the limitations set forth herein and in Section 7(b), and (iii) obtaining all third party required consents, Buyer may, at its option, cause a Phase I Environmental Site Assessment of all or any portion of the Oil and Gas Interests to be conducted by New Tech Global Environmental, LLC (such firm and its respective agents, employees and representatives, herein referred to collectively as the “Environmental Consultant”) or such Environmental Consultant may conduct visual inspections, record reviews, and interviews relating to the Subject Properties, including their condition and their compliance with Environmental Laws (the “Assessment”). The Assessment shall be conducted at Buyer’s sole risk, cost and expense, and be subject to the indemnity in Section 7(c). Buyer shall have no right to operate equipment or conduct any other Invasive Activities without Seller’s prior written consent, which may be withheld in the sole discretion of

Seller. Seller has the right to be present during the Assessment. Buyer shall coordinate its Assessment with Seller to minimize any inconvenience to or interruption of Seller’s conduct of business. Buyer and the Environmental Consultant shall abide by Seller’s safety rules, regulations and operating policies while conducting any evaluation. Subject to Seller’s representations and warranties set forth in Section 5, Seller shall not be deemed or otherwise to have made, and Buyer acknowledges it will not rely upon, any representation or warranty, expressed, implied or statutory, as to the environmental condition of the Oil and Gas Interests or the accuracy of related documents or the information contained therein. During all inspection periods, Buyer shall maintain, at its sole expense and with reputable insurers, such insurance as is reasonably sufficient to support Buyer’s indemnity obligations under Section 7(c). All information (including all reports, results and documentation containing such information) acquired by Buyer and the Environmental Consultant in conducting the Assessment under this Section 4 shall be subject to the Confidentiality Agreement.
(b)Hazardous Substances. Subject to Seller’s representations and warranties set forth in Section 5, Buyer’s rights pursuant to Section 4(c), and Seller’s indemnity obligations set forth in this Agreement, Buyer acknowledges that the Oil and Gas Interests have been used by the applicable operators for exploration, development, and production of Hydrocarbons and that there may be Hydrocarbons or other Hazardous Substances located in, on, or under the Oil and Gas Interests. Subject to Seller’s representations and warranties set forth in Section 5, Buyer’s rights pursuant to Section 4(c), and Seller’s indemnity obligations set forth in this Agreement, Wells, Personal Property, and surface sites included in the Oil and Gas Interests may contain naturally occurring radioactive material (“NORM”) or other Hazardous Substances. NORM may affix or attach itself to the inside of Wells, materials, and Personal Property. Subject to Seller’s representations and warranties set forth in Section 5, Buyer’s rights pursuant to Section 4(c), and Seller’s indemnity obligations set forth in this Agreement, NORM containing material and other Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Subject to Seller’s representations and warranties set forth in Section 5, Buyer’s rights pursuant to Section 4(c), and Seller’s indemnity obligations set forth in this Agreement, special procedures may be required for the assessment, remediation, removal, transportation or disposal of Hazardous Substances from the Oil and Gas Interests.
(c)Environmental Defect Notice. Buyer may deliver written notice to Seller (an “Environmental Defect Notice”), on or before the Defect Claim Date, of each individual environmental matter disclosed by the Assessment that (i) constitutes a present, ongoing, or unresolved violation of Environmental Laws in effect as of the Effective Time in the jurisdiction to which the affected Oil and Gas Interests are subject, or (ii) constitutes a physical condition that requires, if known, or will require, once sufficiently discovered, reporting to a governmental authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws, in each case of (i) and (ii) that would result in Claims for which the Environmental Defect Amount exceeds $75,000 (the “Environmental Individual Defect Threshold”) (either of (i) or (ii), an “Environmental Defect”). As used herein, the “Environmental Defect Amount” means an amount equal to the cost of to remediate the Lowest Cost Response applicable to an Environmental Defect. The Environmental Defect notice shall, to the extent then reasonably, known, indicate the nature of the Environmental Defect, the affected Oil and Gas Interest, the Allocated Value of the affected Oil and Gas Interest, the estimated Environmental Defect Amount, and that supporting documentation reasonably necessary to verify the existence of such alleged Environmental Defect. If such notice is not timely delivered or does not contain the items in the preceding sentence, all Environmental Defects shall be deemed waived for all purposes and Buyer shall thereafter have no right to claim Environmental Defects under this Section 4(c).
(d)Remedies for Environmental Defects. Subject to Seller’s rights to contest under Section 4(g), Seller shall, at its sole election, elect one of the following options on or prior to Closing and/or at the time specified below:
(i)attempt to cure any alleged Environmental Defect prior to the Cure Deadline, during which period no adjustments to the Base Purchase Price shall be made for alleged Title Defects subject to a cure election; provided that if Seller elects this option, then following Closing, the Parties will cooperate to ensure reasonable access to Seller and its representatives, employees and/or agents to such Subject Properties affected by the alleged Environmental Defects and allow Seller and such Persons to engage in reasonable remediation and cure activities;
(ii)reduce the Purchase Price in the Closing Statement by the Environmental Defect Amount; provided that if Seller elects this option, then Buyer, upon Closing, shall be deemed to have assumed responsibility for all costs and expenses attributable to the remediation of the applicable Environmental Defect and all Damages with respect thereto and Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations; or
(iii)retain the Oil and Gas Interests that are subject to (or alleged to be subject to) an Environmental Defect, in which event the Purchase Price in the Closing Statement shall be reduced by an amount equal to the sum of the Allocated Values of such Oil and Gas Interests (determined without duplication).
(e)Environmental Defect Amount. Subject to Seller’s rights and adjustments made in the Closing Statement in Section 4(d), and the limitations in this Section 4(e), there shall be a downward adjustment to the Base Purchase Price for each Environmental Defect in the Final Closing Statement; provided that adjustments for Environmental Defects that are otherwise agreed at Closing (with no cure election), shall be made in the Closing Statement. With respect to each Oil and Gas Interest, the aggregate of the Environmental Defect Amounts for all Environmental Defects affecting such Oil and Gas Interest, will not exceed the Allocated Value of such Oil and Gas Interest. If Seller elects to attempt to cure any validly asserted Environmental Defect and it is agreed by the Parties or determined by the Environmental Arbitrator that all or a portion of such cure has not been completed by the Cure Deadline, then Seller at its option may promptly thereafter elect the option set forth in Section 4(d)(iii) with respect to such Subject Property, in which case such exclusion election shall be taken into account in the Final Closing Statement (otherwise, Section 4(d)(ii) shall apply, subject to any determination of the Environmental Arbitrator).
(f)Limitations. Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for (i) any individual Environmental Defect for which the Environmental Defect Amount does not exceed the Environmental Individual Defect Threshold; and (ii) Environmental Defects, unless the amount of the sum of (x) the amount of all Environmental Defect Amounts for Environmental Defects asserted against Seller that exceed the Environmental Individual Defect Threshold, plus (y) the amount of all Title Defect Value for Title Defects asserted against Seller that exceed the Individual Defect Threshold, exceeds the Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other available remedies under this Section 4(f) with respect to all Environmental Defects and Title Defects in excess of the Defect Deductible, subject to the Environmental Individual Defect Threshold and Seller’s elections under Section 3(b) and Section 4(d), as applicable. The Allocated Value of any Subject Property retained by Seller under Section 4(d) may not be used in meeting the Defect Deductible.
(g)Environmental Dispute Resolution. Seller and Buyer shall attempt to agree (i) on all Environmental Defects and the appropriate Environmental Defect Amounts for such Environmental Defects, and (ii) on all proposed cures rendered by Seller prior to the Defect Dispute Agreement Deadline (either of (i) or (ii), a “Environmental Dispute”). If Seller and Buyer are unable to agree prior to the Defect Dispute Agreement Deadline with respect to a particular Environmental Dispute, the Environmental Dispute shall be exclusively and finally resolved pursuant to this paragraph. There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in evaluating the compliance with Environmental Laws of oil and gas properties in the State of Colorado as selected by mutual agreement of Seller and Buyer (the “Environmental Arbitrator”). If the Parties are unable to mutually agree upon the Environmental Arbitrator within ten (10) days after the Defect Dispute Agreement Deadline, the Denver, Colorado office of the AAA shall appoint the Environmental Arbitrator under such conditions as the AAA in its discretion deems necessary or advisable. The place of arbitration shall be Denver, Colorado, and the arbitration shall be conducted in accordance with the AAA rules, to the extent such rules do not conflict with the terms of this paragraph. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of an Environmental Dispute and shall be final and binding upon both Parties, without right of appeal, and the Parties shall promptly account to one another consistent with such determination. The Environmental Arbitrator, however, may not award Buyer a greater Environmental Defect adjustment amount than the Allocated Value of the affected Oil and Gas Interest. The Environmental Arbitrator may not award damages, interest, or penalties to either Party with respect to any Environmental Dispute. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.
(h)Limitations on Applicability. EXCEPT AS PROVIDED IN THIS SECTION 4, SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5 AND IN THE CASE OF FRAUD (AS DEFINED IN THIS AGREEMENT), THE PROVISIONS OF THIS SECTION 4 SHALL BE THE EXCLUSIVE RIGHTS AND REMEDIES OF BUYER WITH RESPECT TO ANY ENVIRONMENTAL DEFECT OR ENVIRONMENTAL MATTER RELATING TO THE OIL AND GAS INTERESTS. EXCEPT AS PROVIDED IN THIS SECTION 4, SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5 AND IN THE CASE OF FRAUD (AS DEFINED IN THIS AGREEMENT), BUYER, ON BEHALF OF ITSELF AND THE BUYER PARTIES RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER PARTIES FROM ANY AND ALL DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER OR ANY BUYER PARTY MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTER RELATING TO THE OIL AND GAS INTERESTS, EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, EXCLUDING WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER PARTIES. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5, SELLER HAS NOT MADE AND WILL NOT MAKE ANY

REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTERS, AND THAT NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.
5.Representations of Seller. As of the Execution Date, Seller represents to Buyer as follows (it being understood that in those instances where Seller’s representations are made on the basis of “Seller’s Knowledge,” such representations are made by Seller on the basis of the actual knowledge of Seller’s personnel at or above the officer level, after reasonable inquiry of such person’s reports):
(a)Qualification. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Oil and Gas Interests are located to the extent required by Law, except where the failure to so qualify would not have a material adverse effect.
(b)Authority. Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the Transaction, and the execution and delivery of this Agreement by Seller and the consummation of the Transaction has been duly authorized.
(c)Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, and other similar laws affecting creditors’ rights. Except for the consents and approvals addressed in Section 12, and filings with, notices to, or consents of governmental agencies customarily obtained subsequent to a sale or transfer, no consent or approval on the part of Seller or any other party is required to authorize the execution and delivery of this Agreement by Seller or the consummation of the Transaction.
(d)No Violation. Except for filings with, notices to, or consents of governmental agencies customarily obtained subsequent to a sale or transfer and assuming the receipt of all consents applicable to the Transaction, including consents addressed under Section 12, this Agreement, and the execution and delivery hereof by Seller, does not and the consummation of the Transaction will not (i) conflict with or result in a breach of the charter, limited liability company agreement of any Seller or any other governing documents of any Seller, (ii) violate, conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien, or encumbrance upon any property or assets of any Seller under any mortgage, indenture, or financing agreement to which it is a party or by which the Oil and Gas Interests are bound, which violation, conflict, or default might adversely affect the ability of any Seller to perform its obligation under this Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority.
(e)No Brokers’ Fees. Buyer shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, the Transaction, or any Transaction Documents.
(f)Tax Matters. Except as set forth on Schedule 5(f), (a) all material Tax Returns required to be filed by Seller on or before the Closing Date relating to the Oil and Gas Interests, or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Oil and Gas Interests, or the receipt of proceeds therefrom, have been duly and timely filed with the appropriate governmental authority and all such Tax Returns are true, correct and complete in all material respects, (b) all Asset Taxes based on or measured by Seller’s ownership or operation of the Oil and Gas Interests or the production or removal of Hydrocarbons produced from or attributable to Seller’s interest in and to the Oil and Gas Interests, or the receipt of proceeds therefrom, have been timely paid when due, (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Taxes, (d) Seller has not received written notice of any claims, audits or examinations against Seller before any governmental authority relating to any Asset Taxes and, to Seller’s Knowledge, no such claim, audit, or examination has been threatened in writing from any governmental authority for the assessment of any Asset Tax that, if unpaid, could give rise to a lien or other claim against any of the Oil and Gas Interests, and (e) none of the Oil and Gas Interests are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(g)Actions. Except as disclosed on Schedule 5(g), there are no actions, suits or proceedings pending for which Seller has received written notice, or to Seller’s Knowledge, threatened in writing, against Seller with respect to the ownership and operation of the Oil and Gas Interests in any material respect. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any governmental authority affecting any of the Oil and Gas Interests.
(h)Tax Liens. Except as set forth on Schedule 5(h), with respect to the Oil and Gas Interests, there are no liens for Taxes (other than for Taxes that are not yet due and payable).
(i)Royalties. All bonuses, rentals, royalties and other payments due under the Oil and Gas Interests have been timely, completely, and accurately paid by Seller and/or purchaser of production in all material respects, except for the Suspended Proceeds described on Schedule 17(f).
(j)Contracts. Schedule 5(j) sets forth all of the following Contracts included in the Oil and Gas Interests or to which any of the Oil and Gas Interests are be bound as of the Execution Date (each a “Material Contract”):
(i)any agreement with any Affiliate of Seller;
(ii)any sale or marketing agreement (excluding any operating agreement) to which Seller is a party for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in and to the Oil and Gas Interests that is not cancelable without penalty or other material payment on not more than sixty (60) days prior written notice;
(iii)any agreement of or binding upon Seller to sell, lease, farmout, exchange or otherwise dispose of any undivided interest in any of the Oil and Gas Interests after the Effective Time (excluding the sale of Hydrocarbons in the ordinary course of business), other than (x) conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Leases and (y) preferential rights to purchase, which are addressed elsewhere;
(iv)any contract that can be reasonably expected to result in aggregate payments or receipts of revenue by Seller of more than $50,000.00 during the current or any subsequent year;
(v)excluding the Leases, any contract under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 60 days or fewer notice or (B) involves an annual base rental of more than $10,000.00;

(vi)any contract that constitutes an area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business within or adjacent to the Oil and Gas Interests;
(vii)any contract containing Hydrocarbon, acreage, leasehold, or similar dedications or any minimum volume, throughput, production, or other similar commitment (regardless of whether on a daily, monthly, annual, life-of-contract, or other basis);
(viii)any contract that provides for a call upon, option to purchase or similar right, in each case, with respect to the Hydrocarbons produced from or attributable to the Oil and Gas Interests;
(ix)any contract for the sale of Hydrocarbons from the Oil and Gas Interests containing a take-or-pay, advance payment, prepayment, or similar provision, or any contract with respect to any of the Oil and Gas Interests to gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor;
(x)the Field Office Lease; and
(xi)any joint venture, joint development or joint exploration agreement, production sharing agreements, term assignments, or farmout agreements.
Seller has not received any written notice of any claims with respect to any continuing or uncured material breach, default or violation by Seller of any Material Contracts.
(k)Capital Commitments. Schedule 5(k) sets forth, as of the Execution Date, all outstanding authorities for expenditure or other capital commitments that Seller has received that are binding on the Oil and Gas Interests, the value of which Seller reasonably anticipates exceeds $100,000 chargeable to Seller’s interests participating in the operation covered by such authority for expenditure after the Effective Time.
(l)Environmental Matters. Except as set forth on Schedule 5(l):
(i)Seller has not received any written notice of material violation of any Environmental Laws relating to the Oil and Gas Interests where such violation has not been previously cured or otherwise resolved to the satisfaction of the relevant governmental authority;
(ii)Seller has neither entered into, nor is Seller (or, to Seller’s Knowledge, any Oil and Gas Interest) subject to, any consents, orders, decrees or judgments from any governmental authority that are specifically applicable to Seller (or other co-owners in the affected oil and gas leases or wells) or any of the Oil and Gas Interests (and not generally applicable to other oil and gas assets not included in the Oil and Gas Interests) in each case in the possession of Seller; and
(iii)Seller has obtained all material permits, licenses, approvals, consents or authorizations necessary or required under the Environmental Laws with respect to activities at or operations on the Oil and Gas Interests and all are in good standing and Seller is in compliance in all material respects with the terms and conditions of all such permits and licenses.
This Section 5(l) shall constitute Seller’s sole representation and warranty under this Agreement with respect to Environmental Defects and Environmental Matters, and each other representation and warranty shall be construed to exclude any matters relating thereto. Seller shall not be deemed to have breached this representation with respect to any matter that is set forth in an Environmental Defect Notice.
(m)Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.
(n)No Violation of Laws. Except as set forth on Schedule 5(n), Seller is not the subject of any pending or, to Seller’s Knowledge, threatened regulatory compliance or enforcement action related to the Oil and Gas Interests and Seller has not received written notice alleging any violation of any Law applicable to the Oil and Gas Interests, in each case, the resolution of which is currently outstanding. This Section 5(n) does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 5(l).
(o)Consents and Preferential Rights. Except as set forth in Schedule 5(o), there are no consents required to be obtained for, and preferential rights to purchase that are applicable to, the transfer of the Oil and Gas Interests in connection with the Transaction.
(p)Personal Property. To Seller’s Knowledge, except as set forth in Schedule 5(p), all Personal Property constituting a part of the Oil and Gas Interests are in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such Personal Property was constructed, obtained or currently being used in all material respects. Seller has defensible title to, or a valid leasehold interest in, all Personal Property included in the Oil and Gas Interests, free and clear of any encumbrances, except for Permitted Encumbrances; provided, however, Buyer acknowledges that all leased vehicles set forth on Exhibit G are being transferred subject to the terms and conditions of such leases which shall be considered an Assumed Obligation for purposes of this Transaction.
(q)Imbalances. Schedule 5(q) sets forth all Imbalances associated with the Oil and Gas Interests as of the Effective Time.
(r)Non-Consent Elections. Seller has not elected nor been deemed to have elected as a non-consenting party with respect to any Well, proposal or other operations with respect to the Oil and Gas Interests. Except as set forth on Schedule 5(r), there are no material contribution requirements with respect to defaulting co-owners as to any of the Oil and Gas Interests.
(s)Payout Balances. Schedule 5(s) contains a complete and accurate list of the estimated status of any “payout” balance (net to the interest of Seller), as of the dates shown in such Schedule 5(s), for each Subject Property that is subject to a reversion or other adjustment at some level of cost recovery or payout.
(t)Current Plugging Obligations. Except as set forth in Schedule 5(t), Seller has not received any notices or demands from any governmental authority or any other Person to plug or abandon any Wells or perform any mechanical integrity tests.
(u)Easements. Each of the easements, rights of way and other surface interests included in the Oil and Gas Interests is legal, valid, binding, enforceable and in full force and effect and Seller is not in material breach of or material default under any such easement and to Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such easement, right of way or other surface interest.
(v)Oil and Gas Operations. Except as provided in Schedule 5(v), all Wells operated by Seller have been drilled, completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable leases, pooling and unit agreements, joint operating agreements and Laws.
(w)Asset Bonds. Schedule 5(w) contains a complete and accurate list of all Asset Bonds maintained by Seller or any of its Affiliates with respect to the Oil and Gas Interests.
(x)Leases. The Leases have been maintained according to their terms, in compliance with all material agreements to which the Leases are subject; and to Seller’s Knowledge, no other party to any Lease is in breach or default with respect to any of its material obligations thereunder. Seller has not received any written notice of any claims with respect to any continuing or uncured material breach, default or violation by Seller of any of the Leases.
(y)Liens. Except as provided in Schedule 5(y), there are no mortgages, deeds of trust, assignments of production, financing statements, fixture filings and other recorded encumbrances burdening the Oil and Gas Interests.
6.Representations of Buyer. As of the Execution Date, Buyer represents to Seller as follows:
(a)Qualifications. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own its properties and assets and to carry on its business as now being conducted.
(b)Authority. Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery of this Agreement by Buyer and the consummation of the Transaction has been duly authorized.
(c)Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights. No other act, approval, or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the Transaction.
(d)No Violation. This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the Transaction will not (i) conflict with or results in a breach of the organizational documents of Buyer or any other governing documents of Buyer, (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under any material agreement or instrument to which it is a party or by which it is presently bound, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation, or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement.
(e)Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer. Buyer is not and will not be (upon consummation of the Transaction) insolvent.
(f)Permits and Operations. Buyer (or its designee) shall be, at the Closing, and hereafter shall continue to be, qualified under applicable Laws to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Oil and Gas Interests to be transferred to it (or operated by it) are located to the extent such leases are included in the Oil and Gas Interests, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. As of the Closing, Buyer (or its designee) currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds or Asset Bonds to the extent required by, and in accordance with, all applicable Laws and regulations governing the ownership and operation of the Oil and Gas Interests.
(g)Actions. There are no material actions, suits or proceedings pending for which Buyer has received written notice, or to Buyer’s knowledge, threatened in writing, against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the Transaction.
(h)Sufficient Funds. Buyer has, and will have on the Closing Date and thereafter, sufficient cash to enable it to make payment in immediately available funds of the Purchase Price and any other amounts to be paid by it under this Agreement.
(i)Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business and is sophisticated in the evaluation, purchase, ownership, and operation of oil and gas properties and related facilities. Buyer is not acquiring the Oil and Gas Interests in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder.
(j)No Reliance. Upon Closing, subject to Seller’s representations and warranties set forth in Section 5, Buyer’s rights pursuant to Sections 3(b) and Section 4(c), and Seller’s indemnity obligations set forth in this Agreement, Buyer has been afforded an opportunity to (i) examine the Oil and Gas Interests and such documents, instruments, and other materials provided to it by Seller, (ii) discuss with representatives of Seller such documents, instruments, and other materials and the nature, condition, and operation of the Oil and Gas Interests, and (iii) investigate the condition, including the surface and subsurface condition, of the Oil and Gas Interests. Upon Closing, subject to Seller’s representations and warranties set forth in Section 5, Buyer’s rights pursuant to Sections 3(b) and Section 4(c), and Seller’s indemnity obligations set forth in this Agreement, Buyer (x) has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Oil and Gas Interests, and the advice of its own legal, tax, economic, environmental, engineering, geological, and geophysical advisors, and not on any other comments or statements of, or other documents furnished by or on behalf of, Seller or its Affiliates, or any representatives or agents of, or consultants or advisors engaged by, Seller or its Affiliates and (y) has satisfied itself, or shall satisfy itself through its own due diligence, of the environmental and physical condition and contractual arrangements of the Oil and Gas Interests.
(k)No Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
7.Due Diligence Review.
(a)Records in Seller’s Possession. Promptly after execution of this Agreement and until Closing, Seller will make available, to Buyer, and Buyer’s authorized representatives, for examination as Buyer may reasonably request, electronic copies of all Records in Seller and/or Seller’s Affiliates’ possession and additional Records in possession of third parties reasonably accessible to Seller. Seller shall cooperate with Buyer to obtain all Records not in Seller’s actual possession.
(b)Inspections. Buyer acknowledges that any physical access to any portion of the Oil and Gas Interests to perform an environmental review may be subject to and at the discretion of other third parties that control physical access to the Oil and Gas Interests. Buyer shall be solely responsible for obtaining any third party consents that are required in order to access the lands covered by such Oil and Gas Interests, and Buyer shall consult with Seller prior to requesting each such third party consent before Closing. Seller shall have the right to have a representative or representatives accompany Buyer or Buyer’s environmental consultant at all times during Buyer’s physical access to any Oil and Gas Interests before Closing. Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s environmental consultant to) treat confidentially any matters revealed by Buyer’s access and environmental review and any reports or data generated from such review (the “Environmental Information”), which shall be additionally subject to the Confidentiality Agreement and Buyer shall not (and shall cause Buyer’s environmental consultant to not) disclose any Environmental Information to any governmental authority or other third party without Seller’s prior written consent.
(c)Indemnity Regarding Access.
(i)Buyer, on behalf of itself and the Buyer Parties and Buyer’s Environmental Consultant, hereby releases and agrees to indemnify, defend and hold harmless all Seller Parties and the other owners of interests in the Leases and Wells from and against any and all Damages, including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to any and all access by the Buyer Parties or the Buyer’s Environmental Consultant to Seller’s offices, the Oil and Gas Interests or the Records (or other related information), or any related activities of the Buyer Parties prior to Closing, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PARTY EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.
(ii)If Seller elects to cure Environmental Defects after Closing pursuant to Section 4(d)(i), Seller, on behalf of itself and the Seller Parties, and its and their environmental consultants and other contractors and subcontractors of any tier relating to such curative activities, hereby releases and agrees to indemnify, defend and hold harmless all Buyer Parties and the other owners of interests in the Leases and Wells from and against any and all Damages, including claims, liabilities, losses, costs and expenses attributable to personal injuries, death, or property damage, arising out of or relating to any and all access by the Seller Parties or Seller’s environmental consultants and other contractors and subcontractors of any tier to Buyer’s offices, the Oil and Gas Interests or the Records (or other related information), or any related activities of the Seller Parties after Closing, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PARTY EXCLUDING, HOWEVER, ANY CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES CAUSED BY THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.

8.Operatorship. Seller makes no representation and does not warrant or guarantee that Buyer (or its designee) will succeed in being appointed successor operator for any Oil and Gas Interest. Buyer (or its designee) shall promptly, following Closing, file all appropriate or required forms, applications, permit transfers, declarations, guarantees, Asset Bonds or other financial support with federal and state agencies relative to its assumption of operatorship. For all Oil and Gas Interest operated by Seller, at Closing or as soon as reasonably practicable thereafter, Seller shall execute and deliver to Buyer, and Buyer (or its designee) shall promptly file, all governmental forms required to transfer record operatorship of such Oil and Gas Interests to Buyer (or its designee).
9.Operations Pending Closing.
(a)Except as set forth on Schedule 9, and except (A) as expressly contemplated by this Agreement, (B) as expressly consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, and/or (C) for engaging in, or otherwise granting consent to, operations that are necessary to prevent the forfeiture or other impairment of any Oil and Gas Interests, Seller agrees, from and after the Execution Date until Closing, to:
(i) operate the Oil and Gas Interests in the ordinary course of business consistent with recent past practices;
(ii) not commit to any single field operation, or series of related field operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Oil and Gas Interests in excess of $100,000 (net to Seller’s interest) or make any capital expenditures for any single field operation or series of related field operations related to the Oil and Gas Interests in excess of $100,000 (net to Seller’s interest);
(iii) not terminate, materially amend, execute or extend any material agreements affecting the Oil and Gas Interests;
(iv) maintain its current insurance coverage on the Oil and Gas Interests, if any, presently furnished by unaffiliated third parties in the amounts and of the types presently in force;
(v) use commercially reasonable efforts to maintain in full force and effect all Leases currently held by production in paying quantities; provided that if such efforts require (in Seller’s sole discretion) capital expenditures or commitments that exceed $100,000, Seller shall have no responsibility to conduct such operations unless the consent of Buyer is provided in accordance with this Section 9 (and if such consent is not provided, no resulting Title Defect may be claimed by Buyer under Section 3);
(vi) maintain all material existing governmental authorizations necessary for Seller’s ownership or operation of the Oil and Gas Interests as currently owned and operated;
(vii) not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Oil and Gas Interests except for sales and dispositions of hydrocarbon production and surplus, damaged or obsolete equipment made in the ordinary course of business consistent with recent past practices;
(viii) not commit to do any act prohibited by the foregoing clauses (i)-(vii); and
(ix) promptly provide Buyer with Lease Operating Statements as such Lease Operating Statements become available to Seller.

Any request or recommendation made in writing by Seller to Buyer pursuant to this Section 9(a) shall be deemed to have been approved by Buyer if Buyer fails to respond to Seller within five (5) business days of Buyer’s receipt of such written request.
(b)Notwithstanding anything to the contrary in this Section 9, Seller shall have no liability to Buyer for, and Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Parties from, the incorrect payment of delay rentals, royalties, shut in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) provided that such payments relate to production months after the Effective Time, except to the extent caused by any Seller Party’s gross negligence or willful misconduct.
(c)Notwithstanding anything in this Agreement to the contrary, until Closing, Seller shall use commercially reasonable efforts to apply for and obtain the 2021 Air Permit, which efforts shall be no less than the efforts undertaken by Seller for previous years’ air permit applications. After the Execution Date and at least five (5) business days prior to submitting any documents relating to the 2021 Air Permit, Seller shall provide copies of such documents to Buyer. Any changes or actions relating to such documents proposed by Buyer shall be considered by Seller in good faith before submission. With respect to obtaining the 2021 Air Permit, Seller shall agree to not take any action or requirement that would (i) increase the cost of operating the Oil and Gas Interests, (ii) require the construction of additional facilities or installation of additional equipment, or (iii) result in Buyer assuming additional liability, in each case, that would affect the ownership and operation of the Oil and Gas Interests for the 2021 fiscal year, without Buyer’s prior written consent, not to be unreasonably withheld.
10.Conditions of Closing by Seller. The obligation of Seller to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:
(a)the representations of Buyer contained in Section 6 are true and correct in all material respects on and as of the Closing Date (or as of the date set forth in the representation if made as of a specified date), and all covenants and agreements hereunder to be performed by Buyer at or prior to the Closing have been performed and/or satisfied in all material respects, and Buyer shall be ready, willing and able to pay the full Purchase Price;
(b)Buyer and Seller shall have adjusted the Base Purchase Price in accordance with the provisions hereof, and the aggregate amount of such adjustments to the Base Purchase Price under Section 3, Section 4, Section 12(b), and Section 12(c) shall not have exceeded fifteen percent (15%) of the Base Purchase Price;
(c)Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller, the documents and other items required to be delivered by it under Section 14; and
(d)no proceeding, action, suit, or investigation by a third party before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing and no order or judgment granting such relief shall have been issued.

11.Conditions of Closing by Buyer. The obligation of Buyer to consummate the transaction contemplated hereunder is subject to the satisfaction of the following conditions:
(a)the representations of Seller contained in Section 5 are true and correct in all material respects on and as of the Closing Date (or as of the date set forth in the representation if made as of a specified date), and all covenants and agreements hereunder to be performed by Seller at or prior to the Closing have been performed and satisfied in all material respects;
(b)Buyer and Seller shall have adjusted the Base Purchase Price in accordance with the provisions hereof, and the aggregate amount of such adjustments to the Base Purchase Price under and the aggregate amount of such adjustments to the Base Purchase Price under Section 3, Section 4, Section 12(b), and Section 12(c) shall not have exceeded fifteen percent (15%) of the Base Purchase Price;
(c)Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer, the documents and other items required to be delivered by it under Section 14;
(d)no proceeding, action, suit, or investigation by a third party before any arbitrator or governmental authority shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or seek damages or other relief in connection with the Closing and no order or judgment granting such relief has been issued; and
(e)all mortgages, deeds of trust, assignments of production, financing statements, fixture filings and other recorded encumbrances burdening the Oil and Gas Interests, including those on Schedule 5(y), have been released.
12.Special Purchase Price Adjustments.
(a)Casualty Loss.
(i) Notwithstanding anything herein to the contrary, from and after the date hereof, Buyer shall, as of the Effective Time, assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Oil and Gas Interests, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects or breaches of this Agreement.
(ii) If, after the date hereof but prior to the Closing Date, any portion of the Oil and Gas Interests is affected by a Casualty Loss or is taken in condemnation or under right of eminent domain (such quantum of interest, the “Casualty Assets”), and the loss as a result of such individual Casualty Loss or taking exceeds $100,000), Seller shall elect by written notice to Buyer prior to the Closing either (i) if applicable, to cause the Casualty Assets to be repaired or restored prior to Closing to at least its condition prior to the applicable Casualty Loss, at Seller’s sole cost (without an adjustment to the Purchase Price), as promptly as reasonably practicable (which work may extend after the Closing Date upon Buyer’s written consent, which may not be unreasonably withheld), (ii) unless such Casualty Loss or taking is waived by Buyer, to exclude the Casualty Assets from the Oil and Gas Interests and reduce the Purchase Price by the Allocated Values of the Casualty Assets (at which time such Oil and Gas Interests shall be deemed Excluded Assets) or (iii) to include the Casualty Assets in the Oil and Gas Interests delivered at Closing (unless excluded pursuant to the other provisions of this Agreement) and assign to Buyer or subrogate Buyer to all of Seller’s right, title and interest in and to all rights of insurance and other claims (including common law claims to just compensation) against third parties that arise from or by their terms cover the applicable Casualty Loss or taking. If Seller makes an election under (i) or (ii) of the preceding sentence, Seller shall retain all of the aforementioned rights to insurance and other claims against third parties with respect to the applicable Casualty Loss or taking except to the extent the Parties otherwise agree in writing.
(b)Preferential Purchase Rights. Seller shall promptly give notices to third parties holding any Preferential Purchase Right known to Seller or identified to Seller by Buyer prior to Closing. Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right prior to Closing. If a Preferential Purchase Right is exercised prior to Closing, the Base Purchase Price shall be reduced by the Allocated Value of such affected Oil and Gas Interests, and Seller shall convey the affected Oil and Gas Interests to the holder of such right and be entitled to all amounts paid by such holder. If a Preferential Purchase Right is exercised after Closing, Buyer shall convey the affected Oil and Gas Interests to the holder of such right and be entitled all amounts paid by such holder.
(c)Consents. Buyer shall provide notice to Seller of any consents that it discovers that would be triggered by the Transaction, and provides that transfer of the Oil and Gas Interest without consent will result in (i) the assignment of any of the Oil and Gas Interests to Buyer to be void or voidable, (ii) a termination or other material impairment of the owner’s existing rights in relation to such Oil and Gas Interests, or (iii) the payment of liquidated damages absent the consent (such consent requirement, a “Consent Requirement”); provided that any consent requirement that by its terms may not be unreasonably withheld shall not be considered a Consent Requirement. In cases where the Oil and Gas Interest subject to a Consent Requirement is a Subject Property and the third party consent to the sale and transfer of such Subject Property is not obtained on or prior to the Closing Date, Buyer may elect to treat the unsatisfied Consent Requirement as a Title Defect by giving Seller notice thereof in accordance with Section 3(b), except that such notice may be given on or prior to the Closing Date; provided, however, the Title Defect Value for such Subject Property may not be used in meeting the Defect Deductible, and Seller may elect to cure such unsatisfied Consent Requirement under Section 3(b) subject to the provisions thereunder, the affected Subject Property shall be excluded from the Transaction for purposes of the Closing until the Consent Requirement is waived or satisfied (unless otherwise agreed by Seller and Buyer). In cases where an Oil and Gas Interest is subject to a third party consent requirement that is not a Consent Requirement, such Oil and Gas Interest shall be included in the Oil and Gas Interests at the Closing (unless otherwise excluded under this Agreement) and Buyer shall be responsible post-Closing for satisfying such consent requirement at its sole cost, risk and expense. If an unsatisfied Consent Requirement for which a Purchase Price adjustment is made at the Closing is subsequently satisfied on or before one hundred twenty (120) days following the Closing, Seller shall so notify Buyer and within ten (10) days after the Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Oil and Gas Interests pursuant to the terms of this Agreement and for equal to the amount of the previous reduction in the Purchase Price for such Consent Requirement and within ten (10) days of Buyer’s payment to Seller, whether by agreement between Seller and Buyer or the determination of a Closing Statement Arbitrator under Section 3(b) (or both), Seller shall assign such Subject Property to Buyer using substantially the same form as the Assignment, to the extent previously unassigned.

13.Closing. The Closing shall be held virtually on February 12, 2021 (the “Scheduled Closing Date”), or at such other time and place as Seller and Buyer may mutually agree in writing (the “Closing”). The date that Closing actually occurs is the “Closing Date.”
14.Transactions at Closing. The following actions shall occur at Closing:
(a)Seller and Buyer shall execute and deliver the Assignment;
(b)to the extent applicable, assignments, on appropriate forms, of state and of federal leases comprising portions of the Oil and Gas Interests, duly executed by Seller;
(c)Seller and Buyer shall execute and deliver a preliminary closing statement (the “Closing Statement”) that shall set forth the Base Purchase Price, each estimated adjustment to Base Purchase Price under this Agreement, and the calculation of such adjustments used to determine such amount under this Agreement, and the final Purchase Price for purposes of Closing (less the Deposit, the “Closing Payment”);
(d)Seller shall make available to Buyer the Records at Seller’s offices and Buyer shall arrange for transportation of such Records at Buyer’s sole cost and expense. Seller has the right to retain copies or originals of the Records;
(e)Seller and Buyer shall execute, acknowledge, and deliver mutually agreeable transfer orders or letters-in-lieu prepared by Buyer, directing all operators and/or purchasers of production to make future payments of proceeds attributable to production from the Oil and Gas Interests to Buyer;
(f)Seller shall deliver to Buyer (i) a certificate stating that the representations of Seller contained in Section 5 are true and correct, except for breaches as would not have a material adverse effect on the Oil and Gas Interests, as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and that Seller has performed, in all material aspects, all covenants and agreements to be performed by Seller hereunder at or prior to Closing (“Seller’s Certificate”), and (ii) an affidavit of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);
(g)Buyer shall deliver to Seller a certificate stating that the representations of Buyer contained in Section 6 are true and correct, in all material respects, as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and that Buyer has performed, in all material aspects, all covenants and agreements to be performed by Buyer hereunder at or prior to Closing (“Buyer’s Certificate”);
(h)for each Well operated by Seller on the Closing Date where operatorship can be transferred to Buyer (or its designee), such regulatory documentation on forms prepared by Buyer (with assistance from Seller) as is necessary to designate Buyer (or its designee) as operator of such Wells;
(i)releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings and other recorded encumbrances burdening the Oil and Gas Interests;
(j)copies of all Asset Bonds required to be obtained by Buyer hereunder or other written evidence that Buyer is not required to obtain such items;

(k)Buyer shall deliver to Seller cash by wire transfer of the Closing Payment to the account designated in writing by Seller; and
(l)the Parties shall take such other actions as reasonably necessary to carry out the intent of this Agreement.
15.Post-Closing Adjustments. After the Closing Date, each Party covenants and agrees to the other Party that such Party will remit any and all proceeds received from the sale of Hydrocarbons and other income attributable to the Oil and Gas Interests produced and belonging to the other Party as provided by this Agreement as soon as reasonably practicable but in no event later than five (5) business days from such Party’s actual receipt of such proceeds. Within five (5) days after the Cure Deadline, Seller shall provide Buyer with a final Closing Statement setting forth the post-Closing adjustments to the Closing Statement (the “Final Closing Statement”). Seller shall provide Buyer access to such of Seller’s records as may be reasonably necessary to verify the post-Closing adjustments shown on the Final Closing Statement. On or before the date that is the later to occur of (a) ninety (90) days following the Closing Date and (b) seven (7) days following the determinations of the Title Arbitrator and the Environmental Arbitrator, as applicable (the “Final Settlement Date”), the Parties shall undertake in good faith to agree with respect to the adjustments or payments that were not finally determined as of Closing, and the amount due from Buyer or Seller, as the case may be, pursuant to the post-Closing adjustments and process provided herein. Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of such agreement. If the Final Closing Statement has not been agreed upon on or before the Final Settlement Date, the matters that remain in dispute shall be submitted to a mutually agreed accounting firm (the “Closing Statement Arbitrator”) for review and final and binding resolution, unless otherwise agreed to by the Parties, and except for Title Disputes or Environmental Disputes which shall be exclusively handled as provided in Section 3(e) and Section 4(g), respectively. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a brief to the Closing Statement Arbitrator with dollar figures for settlement of the disputes as to the amount of the Purchase Price (together with a proposed Final Closing Statement that reflects such figures) consistent with their respective calculations previously exchanged pursuant to this Section 15. The hearing will be scheduled seven (7) days following submission of the settlement briefs, or as soon thereafter as is acceptable to the Closing Statement Arbitrator, and shall be conducted on a confidential basis. The Closing Statement Arbitrator shall consider only those items or amounts in the Final Closing Statement as to which the Parties disagreed and render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Purchase Price and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Arbitrator shall be final and binding on the Parties. The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 15 shall be borne equally by Buyer and Seller.
16.Taxes.
(a)Apportionment of Asset Tax Liability. Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (x) any tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time. For purposes of determining the allocations described in this Section 16(a), (i) Severance Taxes shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such

Severance Taxes occurred, (ii) due to the fact that the assessed value for Oil and Gas Property Taxes is measured by the value of production in the preceding year, Oil and Gas Property Taxes shall be apportioned between the Parties in accordance with the relative ownership periods during which production occurred (accordingly, 2020 Oil and Gas Property Taxes, payable in 2021 but based on 2019 production of Hydrocarbons, shall be allocated entirely to the Seller and 2021 Oil and Gas Property Taxes, payable in 2022 and based on 2020 production, shall be allocated between Seller and Buyer in accordance with their proportionate allocation of Hydrocarbons produced from or attributable to the Oil and Gas Interests for 2020 before and after the Effective Time), and (iii) Other Property Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning at or after the Effective Time by prorating each such Property Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Property Taxes shall begin on the date on which ownership of the applicable Oil and Gas Interests gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(b)True-up for Certain Asset Taxes. To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Base Purchase Price is to be made pursuant to this Agreement (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 16(a).
(c)Tax Returns. Subject to Buyer’s indemnification rights under Section 18(b), after Closing, Buyer shall timely file or cause to be filed all Tax Returns for Asset Taxes required to be filed after the Closing Date and shall timely pay or cause to be paid to the applicable taxing authority all Asset Taxes that become due and payable after the Closing Date. Any penalty, addition to Tax, or interest levied or assessed with respect to any Asset Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax, or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer; provided further, however, that Buyer shall not be liable for any penalty, addition to Tax, or interest levied or assessed with respect to any Tax Return that was required to be filed on or before the Closing Date.
(d)Transfer Taxes. All Transfer Taxes (including any related interest, penalties, or legal costs) that may be imposed on any transfer of the Oil and Gas Interests pursuant to this Agreement shall be borne and paid by Seller. The Parties shall reasonably cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes). Any expenses, fees, or costs incurred by the Parties in connection with preparing or filing such Tax Returns shall be paid by Seller.
(e)Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Oil and Gas Interests.

Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Oil and Gas Interests relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any governmental authority.
(f)Allocations for Federal Income Tax Purposes. Seller and Buyer agree that the Purchase Price and the Assumed Obligations that are treated for federal Income Tax purposes as consideration for the Oil and Gas Interests (collectively, the “Allocable Amount”) shall be allocated among the Oil and Gas Interests for federal and state Income Tax purposes. The initial draft of such allocation shall be prepared by Buyer and shall be provided to Seller within thirty (30) days after the final determination of the Final Closing Statement and, for the avoidance of doubt, shall be prepared in a manner consistent with the Allocated Values to the extent allowed under applicable Tax Law. Seller and Buyer shall then use commercially reasonable efforts to prepare a mutually agreeable final schedule of such allocation (as agreed upon, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) which will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by Law or with the consent of the other Party; provided, however, that nothing contained herein shall prevent either Party from settling any proposed deficiency or adjustment by any governmental authority based upon or arising out of the allocation, and neither Party shall be required to litigate before any court any proposed deficiency or adjustment by any governmental authority challenging such Allocation Schedule.
17.Adjustments for Revenues, Costs, and Expenses; Entitlement. All adjustments to the Base Purchase Price are made without duplication of any other adjustment, and except for those adjustments contemplated in this Agreement, there will be no other adjustments to the Base Purchase Price.
(a)Proceeds or Income belonging to Seller. All proceeds from the sale of Hydrocarbons and other income attributable to the Oil and Gas Interests produced prior to the Effective Time (except for Inventory Hydrocarbons), net of all Taxes, royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens, shall belong to Seller, and the Closing Statement and Final Closing Statement shall be adjusted appropriately to reflect the same. Notwithstanding the foregoing, in lieu of any adjustment to the Purchase Price for proceeds from the sale of Inventory Hydrocarbons, the Closing Statement and Final Closing Statement shall reflect an upward adjustment to the Purchase Price of Three Hundred Sixty Thousand Six Hundred Five Dollars ($360,605.00).
(b)Proceeds or Income belonging to Buyer. All proceeds from the sale of Hydrocarbons and other income attributable to the Oil and Gas Interests produced on or after the Effective Time, net of all Taxes, royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens, shall belong to Buyer, and the Closing Statement and Final Closing Statement shall be adjusted appropriately to reflect the same, including reasonable estimates in the Closing Statement for the value of Hydrocarbons produced on or after the Effective Time and prior to the Closing Date to the extent not received by Seller or its Affiliates.
(c)Adjustments for Pre-Effective Time Expenses. In the Closing Statement and Final Closing Statement, appropriate adjustments shall be made to reflect that Seller shall bear any Property Costs and other costs incurred in the ownership, exploration, development, or operation of the Oil and Gas Interests that are attributable to the period before the Effective Time (regardless of when the work was performed or the good was delivered, as applicable). For avoidance of doubt, Property Costs and other costs attributable to periods borne by both Buyer and Seller, for which Seller has paid or for which the deadline for payment is prior to the Effective Time, shall not be prorated and shall be the responsibility of Seller.
(d)Adjustments for Post-Effective Time Expenses. In the Closing Statement and Final Closing Statement, appropriate adjustments shall be made to reflect that Buyer shall bear any Property Costs or other costs incurred in the ownership, exploration, development, or operation of the Oil and Gas Interests that are attributable to the period on or after the Effective Time (regardless of when the work was performed or the good was delivered, as applicable); provided, that Buyer shall not bear such Property Costs or other costs to the extent such Property Costs or other costs exceed an average of $400,000.00 per month (prorated for any partial month based on the number of days in such month) in the aggregate between the Execution Date and Closing Date.
(e)Closing Statement. At least five (5) days before the Closing Date, Seller shall provide to Buyer the Closing Statement showing its computations, calculated in good faith, of the amount of the adjustments provided for in this Agreement. Buyer and Seller shall attempt to agree upon such adjustments prior to Closing, provided, that if agreement is not reached, Seller’s computation shall be used at Closing.
(f)Adjustments for Suspended Proceeds. In the Closing Statement and the Final Closing Statement, the Base Purchase Price shall be decreased by an amount equal to the sum of (i) all monies representing the value or proceeds of production removed or sold from the Oil and Gas Interests and held by Seller at the time of the Closing for accounts from which payment has been suspended, and (ii) interest thereon that accrued before the Effective Time (such monies and interests, net of applicable rights of set-off or recoupment, being hereinafter called “Suspended Proceeds”). All Suspended Proceeds as of the Execution Date are set forth on Schedule 17(f), and Seller shall update such Schedule until Closing. After Closing, Buyer shall be solely responsible for the proper distribution of such Suspended Proceeds set forth on Schedule 17(f) at the time of Closing to the Person or Persons which or who are entitled to receive payment of the same.
(g)Adjustments for Imbalances. In the Closing Statement and the Final Closing Statement, the Base Purchase Price shall be increased (if and to the extent the Imbalance reflects a net underproduced position) or decreased (if and to the extent the Imbalance reflects a net overproduced position), as applicable, by the net volume in Mcf of the Imbalance as of the Effective Time multiplied by $1.00 per Mcf. For the purposes of the Closing Statement, the adjustment herein will be estimated based on the latest available month’s Imbalance and a final settlement of the Imbalance will be reflected in the Final Closing Statement.
(h)Adjustments for Taxes. In the Closing Statement and the Final Closing Statement, the Base Purchase Price shall be adjusted (i) upward by an amount equal to all Asset Taxes allocable to Buyer in accordance with Section 16(a) that are paid or borne by Seller or any of its Affiliates, and (ii) downward by an amount equal to all Asset Taxes allocable to Seller in accordance with Section 16(a) that are paid or borne by Buyer or any of its Affiliates.
18.Retention of Obligations and Indemnities of Seller.
(a)Retained Obligations. From and after Closing, without limiting Seller’s right to indemnification under Section 19, Seller agrees to retain, fulfill, perform, pay, and fully discharge any and all of the liabilities, losses, obligations, or Damages or alleged or threatened liabilities, losses, obligations, or Damages of any of the Buyer Parties caused by, arising from, related to, or associated with (all of the following, the “Retained Obligations”):
(i)any personal injury or death occurring on or attributable to the ownership, use, or operation of the Oil and Gas Interests prior to the Closing Date (except for any personal injury or death attributable to or resulting from Environmental Liabilities or Buyer’s access under Section 4(a), all of which are assumed by Buyer at Closing);
(ii)all losses for violations of Law (other than Environmental Law) arising or occurring before the Closing Date and related to the operation of the Oil and Gas Interests;
(iii)relating to any obligations or liabilities owed to, or arising out of any of Seller Party’s employment relationship with, any of their employees or out of or with respect to any employee benefit plan or under any applicable law with respect thereto;
(iv)the Excluded Assets; or
(v)the Seller Taxes.
(b)Seller’s Indemnity. From and after Closing, subject to the provisions of this Agreement, Seller shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold harmless Buyer and its Affiliates, including the directors, officers, employees, agents, and representatives of each of them (collectively, the “Buyer Parties”) from and against any and all Claims attributable to or arising out of (all of the following obligations and liabilities, herein being referred to as the “Seller Indemnity Obligations”):
(i)the Retained Obligations;
(ii)any breach of the representations and warranties set forth in Section 5(a) through Section 5(f) (the “Fundamental Representations”);
(iii)any breach of any representation made by Seller in Section 5 or in the Seller’s Certificate other than Fundamental Representations; and
(iv)the breach by Seller of any of its agreements and covenants in this Agreement.
(c)Claims Date. After Closing, any assertion by Buyer that Seller is liable under the terms of the indemnities provided by Section 18(b)(iii) must be made by Buyer in writing and must be given to Seller (or not at all) on or prior to the close of business on the date that is one (1) year after the Closing Date or, with respect to the Retained Obligations, the date that is sixty (60) days after the expiration of all applicable statutes of limitation; provided, however, that Buyer may make assertions that Seller is liable under the terms of the Section 18(b)(ii) until the expiration of the applicable statute of limitations period or Section 18(b)(iv) until fully performed. Any such notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion. Seller’s indemnities with respect to a representation, warranty, covenant and agreement shall terminate as of the termination date of each such respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Party on or before such termination date.
(d)Notice and Defense. If a Claim arises for which Buyer intends to seek indemnity with respect thereto under Section 18, as a condition precedent to indemnification, Buyer shall promptly notify Seller of such Claim. Seller shall have thirty (30) days after receipt of such notice to undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and Buyer shall cooperate with Seller in connection therewith. So long as Seller has undertaken the defense of, and responsibility for, any such Claim and is reasonably contesting any such Claim in good faith, by appropriate proceedings (including the filing or posting of appeal bonds, supersedeas bonds and similar bonds), Buyer shall not pay or settle any such Claim. Buyer shall otherwise have the right to pay or settle any such Claim, but any such payment or settlement shall waive any right to indemnity by Seller for such Claim to the extent such payment or settlement resolved such Claim. If Seller does not notify Buyer within thirty (30) days after the receipt of Buyer’s effective notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, then Buyer shall have the right to contest, settle, or compromise the Claim, and shall not thereby waive any right to indemnity therefor under this Section 18.
(e)Threshold. Seller shall have no liability (and the Buyer Parties shall not seek indemnification from Seller) under Section 18(b)(iii) for any individual Claim of less than $100,000 (each, a “Small Claim”).
(f)Deductible. None of the Buyer Parties shall be entitled to assert any right to indemnification under Section 18(b)(iii) until the aggregate amount of all Claims, excluding Small Claims, actually suffered by the Buyer Parties exceeds two percent (2%) of the Base Purchase Price, and then only to the extent such aggregate amount of Claims exceeds, in the aggregate, two percent (2%) of the Base Purchase Price.
(g)Cap. In addition to the limitation in Section 18(e) and Section 18(f) above, in no event shall Seller ever be required to indemnify the Buyer Parties for Claims under Section 18(b)(iii) in any amount exceeding, in the aggregate, twenty percent (20%) of the Base Purchase Price.
(h)Compliance with Express Negligence Rule. THE INDEMNIFICATION, WAIVER, AND RELEASE PROVISIONS OF SELLER IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 18 AND SECTION 20 BELOW, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, CONTRIBUTORY, CONCURRENT, GROSS, SOLE OR JOINT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE BUYER PARTIES.
(i)Exclusive Remedy. EXCEPT FOR THE REMEDIES CONTAINED IN SECTION 24 AND THE OTHER TRANSACTION DOCUMENTS, FROM AND AFTER CLOSING, THIS SECTION 18 CONTAINS THE EXCLUSIVE REMEDY THAT BUYER PARTIES MAY SEEK AGAINST SELLER WITH RESPECT TO (I) BREACHES OF THIS AGREEMENT, (II) SELLER’S OWNERSHIP OF THE OIL AND GAS INTERESTS, OR (III) THE CONDITION, QUALITY OR VALUE OF THE OIL AND GAS INTERESTS. ALL OTHER REMEDIES THAT MAY BE AVAILABLE AT LAW OR IN EQUITY FROM AND AFTER CLOSING ARE HEREBY WAIVED BY BUYER (ON BEHALF OF ITSELF, ALL BUYER PARTIES, AND ITS AND THEIR RESPECTIVE INSURERS) IN THEIR ENTIRETY.

(j)Assertion. Any claim for indemnity to which a Buyer Party is entitled must be asserted by and through Buyer, and not otherwise.
(k)Materiality. For purposes of determining the amount of any losses (but not for the purpose of determining whether a particular representation or warranty has been breached) for which Buyer is entitled to indemnification under Section 18(b)(iii), such representation or warranty shall be read without regard for or giving effect to “material,” “materially,” “material adverse effect,” and words of similar qualification.
(l)Reasonableness. The Parties acknowledge that the time limitations set forth in Section 18(c) for making a claim for indemnification are reasonable.
19.Assumption of Obligations and Indemnities of Buyer.
(a)Assumption by Buyer. From and after Closing, without limiting Buyer’s right to indemnification under Section 18, Buyer agrees to assume, fulfill, perform, pay, and fully discharge any and all of the liabilities and obligations or alleged or threatened liabilities and obligations of any of the Seller Parties that arise on or after the Effective Time in respect of the Oil and Gas Interests, including liabilities and obligations (i) to payments or deductions of royalties, overriding royalties, non-participating royalties, and other burdens on production, (ii) in connection with or arising out of balancing of overproduction or underproduction from the Oil and Gas Interests, (iii) necessary to comply with all laws and governmental regulations with respect to the Oil and Gas Interests, including to the cost of the lawful plugging and abandonment of oil and gas wells and the restoration of the surface of the land, or the cost of any governmental request or other requirement to abandon any pipeline or facility or take any clean-up, remedial, or other action with respect to the Oil and Gas Interests, regardless of when the events occurred that caused such condition to exist or the obligation to arise, (iv) to costs to dismantle or decommission and remove any personal property used with respect to the Oil and Gas Interests and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Oil and Gas Interests, (v) all vehicle leases covering the leased vehicles set forth on Exhibit G, (vi) the Field Office Lease, and (vii) to costs or obligations applicable to or imposed on the lessee or owner under the Leases and any applicable Contracts, or as required by any law (all of said obligations and liabilities, excluding the Retained Obligations, herein being referred to as the “Assumed Obligations”).
(b)Buyer’s Indemnity. From and after Closing, without limiting Buyer’s right to indemnification under Section 18, Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold harmless Seller and its Affiliates, and the directors, officers, employees, agents, insurers, advisors and representatives of each of them (collectively, the “Seller Parties”) from and against any and all Claims attributable to or arising out of the following: (i) the Assumed Obligations, (ii) Buyer’s breach of any of its representations in Section 6 or in the Buyer’s Certificate, and (iii) Buyer’s breach of any of its agreements and covenants in this Agreement.
(c)Compliance with Express Negligence Rule. THE INDEMNIFICATION, WAIVER, RELEASE, AND ASSUMPTION PROVISIONS OF BUYER IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 19 AND SECTION 20 BELOW, SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, CONTRIBUTORY, CONCURRENT, GROSS, SOLE OR JOINT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY OF THE SELLER PARTIES.

(d)Exclusive Remedy. EXCEPT FOR THE REMEDIES CONTAINED IN SECTION 24 AND THE OTHER TRANSACTION DOCUMENTS, FROM AND AFTER CLOSING, THIS SECTION 19 CONTAINS THE EXCLUSIVE REMEDY THAT SELLER PARTIES MAY SEEK AGAINST BUYER WITH RESPECT TO (I) BREACHES OF THIS AGREEMENT, OR (II) BUYER’S OWNERSHIP OF THE OIL AND GAS INTERESTS. ALL OTHER REMEDIES THAT MAY BE AVAILABLE AT LAW OR IN EQUITY FROM AND AFTER CLOSING ARE HEREBY WAIVED BY SELLER (ON BEHALF OF ITSELF, ALL SELLER PARTIES, AND ITS AND THEIR RESPECTIVE INSURERS) IN THEIR ENTIRETY.
(e)Assertion. Any claim for indemnity to which a Seller Party is entitled must be asserted by and through Seller, and not otherwise.
20.DISCLAIMERS AND WAIVERS.
(a)Title Waiver. Except as and to the extent expressly set forth in this Agreement, the Seller’s certificate, and the Special Warranty, the Oil and Gas Interests shall be conveyed and transferred without any representation, warranty, or covenant of title of any kind or nature, either express, implied, or statutory.
(b)No Reliance. Buyer has reviewed and has access to all contracts, documents, records, and information provided by Seller. Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller, or its Affiliates, or any of their representatives, except as and to the extent expressly set forth in Section 5, the Seller’s Certificate, or the Special Warranty.
(c)Defects. Except as and to the extent expressly set forth in Section 5, the Seller’s Certificate and the Special Warranty, the Oil and Gas Interests are being conveyed and assigned to and accepted by Buyer in their “as is, where is” condition and state of repair, and with all faults and defects, without any representation, warranty, or covenant of any kind or nature, express, implied, or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability, and/or fitness for a particular purpose, all of which are expressly disclaimed by Seller and waived by Buyer, and Buyer acknowledges that it has not relied on any such representation, warranty or covenant.
(d)Records Disclaimer. Except as and to the extent expressly set forth in Section 5, the Seller’s Certificate and the Special Warranty, Seller expressly disclaims, and Buyer acknowledges it has not relied upon any, representation, covenant, or warranty, express, implied, or statutory, as to the accuracy or completeness of any data or records delivered to Buyer with respect to the Oil and Gas Interests, or concerning the quality or quantity of hydrocarbon reserves, if any, attributable to any portion of the Oil and Gas Interests, or the ability of the Oil and Gas Interests to produce Hydrocarbons, or the product prices which Buyer is or will be entitled to receive from the sale of any such Hydrocarbons.
(e)Environmental Waiver and Release. Subject to Buyer’s and Seller’s rights under Section 4 and Section 18, from and after Closing, Buyer does hereby agree, warrant, and covenant to release, acquit, and forever discharge Seller and all Seller Parties from any and all Claims, including all claims, demands, and causes of action for contribution and indemnity under statute or common law, which could be asserted now or in the future relating to or arising out of Environmental Matters or Environmental Liabilities, including any and all Claims attributable or arising out of a violation of any Environmental Law. Subject to Buyer’s and Seller’s rights under Section 4 and Section 18, from and after Closing, Buyer warrants, agrees, and covenants not to sue or institute arbitration against any Seller Parties upon any claim, demand, or cause of action for indemnity and contribution that have been asserted or could be asserted for any such Environmental Matters or Environmental Liabilities.
(f)Consequential Damages Waiver. Except as expressly set forth herein, neither Party shall be liable to the other Party for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages (including loss of profits, revenue or production) arising out of or relating to, in any manner, this Agreement, the transaction contemplated hereunder, or the Oil and Gas Interests, even if such damages are caused by the sole, joint, or concurrent negligence, strict liability, or other fault of the Party whose liability is being waived hereby, except to the extent such damages are suffered by a third party and asserted through a third party Claim subject to indemnification hereunder.
(g)No Insurance. The indemnifications provided in this Agreement shall not be construed as a form of insurance.
(h)Reservation as to Third-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any third Person for any obligations or liabilities that may be suffered by or incurred with respect to the Oil and Gas Interests, the Retained Obligations, or the Assumed Obligations.
(i)Reduction in Losses. Each indemnified Party shall use commercially reasonable efforts to mitigate any losses to the extent required by Law or by using commercially reasonable efforts to maintain customary insurance coverage with respect to the Oil and Gas Interests, the Retained Obligations or the Assumed Obligations and validly making and diligently pursuing claims relating to the Oil and Gas Interests, the Retained Obligations, or the Assumed Obligations under this Agreement, including any insurance claims. The amount of any losses for which an indemnified Party is entitled to indemnity under Section 18 or Section 19 shall be reduced by the amount of insurance proceeds actually realized by the indemnified Party or its Affiliates with respect to such losses.
(j)Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by Law.
21.Confidentiality; Records. All Records, and all other confidential data provided to Buyer, whether before or after the date of this Agreement shall be subject to the Confidentiality Agreement. This Agreement, including the terms hereof, shall be kept confidential by the Parties and not disclosed to any unaffiliated third party (except to attorneys, advisors, or prospective lenders, purchasers, investors or joint venture partners, in each case bound by an obligation of confidentiality); provided that (a) the existence of this Agreement, the date of its execution and the expected Closing Date may be disclosed by Seller to third parties without the consent of Buyer, (b) any other information regarding this Agreement may be disclosed to third parties if necessary to enforce the transfer requirements of this Agreement or other binding requirements regarding the Oil and Gas Interests, and (c) information may be reasonably disclosed to the Colorado Oil and Gas Conservation Commission in furtherance of discussions relating to current and future operation of the Oil and Gas Interests.
22.Change of Name. Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case, within thirty (30) days after the Closing Date, Buyer shall eliminate the name “SandRidge Energy, Inc.” or “SandRidge” and any variants thereof from the Oil and Gas Interests acquired hereunder and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

23.Further Assurances. Incidental and subsequent to Closing, each of the Parties shall execute, acknowledge, and deliver to the other Party such further instruments, and take such other actions, as may be reasonably necessary to carry out the provisions of this Agreement.
24.Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller will have the continuing right until 8:00 A.M., Central Time on the date that is five (5) business days prior to the Closing Date to provide Buyer with amendments to the Schedules to Seller’s representations and warranties contained in this Agreement; to the extent such amendments reflect events occurring after the Execution Date. However, for all purposes of this Agreement, including for purposes of satisfying the condition to Closing in Section 11(a), the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto. Notwithstanding the foregoing, if Buyer is not required to consummate the Closing due to a failure of the condition in Section 11(a), but Buyer nevertheless elects to consummate the Closing (in lieu of terminating the Agreement under Section 25), then Buyer shall be deemed to have waived any claims related to each matter that is contained in any such amendments to the Schedules pursuant to this Section 24.
25.Failure to Close. Subject to the other provisions of this Section 25, if all of the conditions to Closing set forth in Sections 10 and 11 hereof have not been satisfied or waived by the Parties on or before the Scheduled Closing Date (or such date as hereafter may be mutually agreed upon by the Parties in writing), this Agreement shall terminate automatically, Seller shall promptly return the Deposit to Buyer, and neither Party hereto shall have any further obligations or any liability to the other Party under this Agreement, but nothing herein shall relieve either Party from liability for the willful failure to satisfy any conditions to Closing required to be satisfied by it. If (a) the conditions to Buyer’s obligations to close as set forth in Section 11 have not been satisfied or waived by the Scheduled Closing Date, (b) this Transaction is not consummated due to the conditions of Closing contained in Section 11, (c) the Transaction is not consummated because of the failure of Seller to materially perform any of its obligations hereunder, or (d) the Transaction is not consummated because of the failure of any of Seller’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and Closing (provided in each case that Buyer is not otherwise in default or breach of this Agreement and has not failed or refused to close without justification hereunder) then, in such event, Buyer’s sole and exclusive remedy will be to terminate this Agreement and Seller shall promptly return the Deposit to Buyer free of any claims by Seller with respect thereto. If this Transaction is not consummated by Buyer by the Scheduled Closing Date for any other reason, Seller’s sole and exclusive remedy will be to terminate this Agreement and retain the Deposit, free of any claims by Buyer with respect thereto as agreed liquidated damages and not as a penalty, it being agreed that actual damages would be difficult to ascertain and that such amount is reasonable. Upon any termination of this Agreement, Seller shall be free to immediately to enjoy all rights of ownership of the Oil and Gas Interests and to sell, transfer, encumber, or otherwise dispose of the Oil and Gas Interests to any party without any restriction under this Agreement or any Transaction Documents.
26.Recording Documents. Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. Within sixty (60) days after Closing, Buyer shall provide Seller with copies of all recorded documents conveying the Oil and Gas Interests to Buyer.
27.Notices. All notices required or provided under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered by hand delivery, overnight courier, facsimile (with confirmation of receipt) or electronic mail

(with confirmation of receipt) to the individual indicated below, or if mailed, when received by the Party charged with such notice and addressed as follows:
SELLER:
SandRidge Energy, Inc.
1 E. Sheridan Ave., 5th Floor
Oklahoma City, OK 73104
Attention: Chief Executive Officer
Email: CGiesler@sandridgeenergy.com

With a copy to (which will not constitute notice):

Winston & Strawn LLP
800 Capitol St., Suite 2400
Houston, TX 77002-2925
Attention: Michael J. Blankenship
Christopher G. Cottrell
Email:    MBlankenship@winston.com
CCottrell@winston.com

BUYER
Gondola Resources, LLC
410 17th Street, Suite 1110
Denver, CO 80202
Attention: Brad Morse
Email: brad@fulcrumef.com

With a copy to (which will not constitute notice):

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80202
Attention: Sam Niebrugge
Brian Annes
Email: sam.niebrugge@dgslaw.com
brian.annes@dgslaw.com

Any Party may, by written notice so delivered to the other, change the address or other contact information of the individual to which or to whom delivery shall thereafter be made.

28.Entire Agreement. This Agreement and the other Transaction Documents state the entire agreement and supersede all prior agreements (except the Confidentiality Agreement between Buyer and Seller) between the Parties concerning the subject matter hereof. This Agreement may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.

29.Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.
30.Time of Essence. Time is of the essence in this Agreement.
31.Announcements. The Parties acknowledge and agree that no press release or other public announcement, or public statement or comment in response to any inquiry, or other disclosure that is reasonably expected to result in a press release or public announcement by any Party hereto or any third party Person, relating to the subject matter of this Agreement shall be issued or made by Seller or Buyer, or their respective Affiliates, without the joint written approval of Seller and Buyer, each of which may withhold its approval in its sole discretion; provided that, a press release or other public announcement, or public statement or comment in response to any inquiry, made without such joint approval shall not be in violation of this Section 31 if it is made in order for the disclosing party or any of its Affiliates to comply with applicable Laws or stock exchange rules or regulations, provided it is limited to those disclosures that are required to so comply; provided, however, that the foregoing shall not restrict either Party hereto from recording the conveyances delivered at Closing, from informing third parties that it has purchased and/or sold the Oil and Gas Interests without identifying the other Party or consideration, or from complying with any disclosure requirements of governmental authority that are applicable to the transfer of the Oil and Gas Interests or of the operation thereof.
32.Waiver. Any of the terms, provisions, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party’s right to enforce the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
33.Governing Law. This Agreement and the rights and obligations of the Parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Colorado.
34.Venue and Jurisdiction; Waiver of Jury Trial. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN THE CITY AND COUNTY OF DENVER, COLORADO (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION, BROUGHT IN THE STATE COURTS LOCATED IN THE CITY AND COUNTY OF DENVER, COLORADO) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE DETERMINATION OF A TITLE DEFECT OR ENVIRONMENTAL DEFECT, OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS IS REFERRED TO AN EXPERT PURSUANT TO THE APPLICABLE SECTIONS HEREIN) WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO, THEN EXCLUSIVELY IN THE STATE COURTS LOCATED IN THE CITY AND COUNTY OF DENVER, COLORADO). THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY

WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION.
35.Legal Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing Party.
36.Interpretation of Agreement. In this Agreement:
(a)references to any agreement or contract are to that agreement or contract as amended, modified, or supplemented from time to time, except where the context otherwise requires;
(b)references to any Person includes such Person’s successors and permitted assigns;
(c)references to any Law are to that Law as amended from time to time (unless the context requires otherwise), and to the regulations, if any, promulgated thereunder,
(d)references to any gender include a reference to all other genders;
(e)references to the singular include the plural, and vice versa;
(f)reference to any Section means a Section of this Agreement;
(g)reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;
(h)references to “$” or Dollars means United States Dollars;
(i)unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and
(j)“include” and “including” shall mean include or including without limiting the generality of the description preceding such term.
37.Construction. Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.
38.Agreement for the Parties’ Benefit Only. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the Parties hereto is entitled to rely on any representation, covenant, or agreement contained herein, except as provided expressly in Sections 18 and 19.
39.Assignment and Binding Effect. This Agreement or any portion thereof and the rights and obligations hereunder shall not be assignable or delegable by either Party without the prior written consent of the other Party; provided, however, Buyer may assign the right to receive some or all of the Oil and Gas Interests to one or more of its Affiliates by providing written notice to Seller at least five (5) days before the Closing. Except as provided in the preceding sentence, the terms, provisions, covenants, representations, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their successors.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

SELLER:

SANDRIDGE ENERGY, INC.

By: /s/ Carl F. Giesler, Jr._________
Name: Carl F. Giesler, Jr.
Title: President & CEO

BUYER:

Gondola Resources, LLC

By: /s/ Brad Morse______________
Name: Brad Morse
Title: Manager

Signature Page
Purchase and Sale Agreement

Exhibit A
Definitions
The following terms, when used in this Agreement and the attached Schedules and Exhibits, shall have the meanings given below.
“2021 Air Permit” means that certain air permit approved by the Colorado Department of Public Health & Environment and relating to the Oil and Gas Interests that is required to be filed prior to the end of February 2021.
“AAA” is defined in Section 3(e).
“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreement” is defined in the preamble.
“Allocated Value” is defined in Section 2(c).
“Assessment” is defined in Section 4(a).
“Asset Bonds” means all bonds, letters of credit, guarantees or similar instruments or obligations, if any, posted or promised by Seller with governmental authorities, or to the extent securing Assumed Obligations, posted or promised by Seller with other third parties, in each case relating to the ownership or operation of the Oil and Gas Interests, including lease bonds, operator bonds and plugging and abandonment bonds.
“Asset Taxes” means all Property Taxes and Severance Taxes.
“Assignment” means the Assignment, Assumption Agreement, and Bill of Sale attached hereto as Exhibit F.
“Assumed Obligations” is defined in Section 19(a).
“Base Purchase Price” is defined in Section 2(a).
“Buyer” is defined in the preamble.
“Buyer Parties” is defined in Section 18(b).
“Buyer’s Certificate” is defined in Section 14(g).
“Casualty Assets” is defined in Section 12(a)(ii).
“Casualty Loss” means any destruction or non-superficial physical damage that (a) is not the exclusive result of normal wear and tear, or reservoir changes or depletion due to normal production, and (b) is a result of accidental or unintended acts of God, fire, explosion, blowout, downhole equipment failure, pipeline or gathering line failure, earthquake, windstorm, flood or drought or similar accidental or unintended casualty.

“Claims” means any and all claims, losses, damages, costs, expenses, suits, causes of action, or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including any interest, penalty, and any attorneys’ fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.
“Closing” is defined in Section 13.
“Closing Date” is defined in Section 13.
“Closing Payment” is defined in Section 14(c).
“Closing Statement” is defined in Section 14(c).
“Closing Statement Arbitrator” is defined in Section 15.
“Code” means the Internal Revenue Service Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement between SandRidge Energy, Inc. and Morse Energy Capital Partners, LLC, dated October 1, 2020.
“Contracts” is defined in the definition of “Oil and Gas Interests” in this Exhibit A.
“Cure Deadline” is defined in Section 3(b).
“Damages” means the amount of any actual liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any governmental authority, administrative or other Claim, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.
“Debt Contract” means any indenture, mortgage, loan, credit or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Seller or its Affiliates.
“Defect Claim Date” is defined in Section 3(b).
“Defect Deductible” is defined in Section 3(d).
“Defect Dispute Agreement Deadline” is defined in Section 3(e).
“Defensible Title” means that title of Seller that is deducible of record by standards of limitations, adverse possession or prescription, or by any other legally enforceable right, which, subject to and except for Permitted Encumbrances:
(a)entitles Seller to receive a share of the oil, gas and other Hydrocarbons produced from, or allocated to, the Oil and Gas Interests produced, saved and marketed from any Unit or Well throughout the productive life thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons attributable to the Oil and Gas Interests) (a “Net Revenue Interest”) as to Target Formation of not less than the “net revenue interest” share shown in Exhibit B, Part I or Exhibit B, Part II, for such Subject Property as to the Target Formation, except for (i) decreases resulting from reversionary interests, carried interests, or other matters or changes in interest stated in Exhibit B, Part I or Exhibit B, Part II, (ii) decreases resulting from the election to ratify or the establishment or amendment of pools or units on or after the Effective Time, and (iii) decreases in connection with those operations permitted under Section 9 in which Seller may after the Effective Time be a non-consenting party;
(b)obligates Seller to bear not greater than the “working interest” share shown in Exhibit B, Part I or Exhibit B, Part II of the costs and expenses for the maintenance and development of, and operations relating to, any Subject Property (a “Working Interest”) as to the Target Formation, except for (i) increases resulting from matters stated in Exhibit B, Part I or Exhibit B, Part II, (ii) increases resulting from drilling carry and other cost-carry obligations under any Contract, (iii) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, (iv) changes in the share of certain costs to be borne by Seller that is determined by production levels or percentage of use rather than Working Interest, (v) increases resulting from contribution requirements with respect to defaulting parties under applicable operating, unit, pooling, pre-pooling or similar agreements, and (vi) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; or
(c)is free and clear of liens and encumbrances that affect or encumber title to an Oil and Gas Interest;
in each case, only as to the extent the foregoing cover the applicable Target Formation and subject to and determined without regard to matters constituting Permitted Encumbrances. As used herein, a “Subject Property” means a Unit or Well listed on Exhibit E.
“Deposit” is defined in Section 2(b).
“Effective Time” is defined in Section 1.
“Environmental Arbitrator” is defined in Section 4(g)
“Environmental Consultant” is defined in Section 4(a).
“Environmental Defect” is defined in Section 4(c).
“Environmental Defect Amount” is defined in Section 4(c).
“Environmental Defect Notice” is defined in Section 4(c).
“Environmental Dispute” is defined in Section 4(g).
“Environmental Individual Defect Threshold” is defined in Section 4(c).
“Environmental Information” is defined in Section 7(b).
“Environmental Law” means any statute, rule, regulation, or order of any governmental authority having jurisdiction over the Oil and Gas Interests or Seller pertaining to the environment.

“Environmental Liabilities” means any and all environmental response costs (including remediation costs), damage to natural resources (including soil, air, surface water, or groundwater), liabilities (including STRICT LIABILITIES), settlements, consulting fees, expenses penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities assessed or reasonably incurred (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any governmental authority to the extent arising out of any violation of, or compliance or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Oil and Gas Interests prior to, on or after the Closing Date, (b) pursuant to any claim or cause of action by a governmental authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any presence, disposal, exposure to or release of any Hazardous Substances of any kind in, on, or under the Oil and Gas Interests, or (c) for any violation of, or any remediation or compliance obligation under, any Environmental Laws which is attributable to the ownership or operation of the Oil and Gas Interests.
“Environmental Matter” means any matter or circumstance relating to Environmental Laws, the release of Hazardous Substances or the protection of the environment or health.
“Excluded Assets” means:
(a)the Excluded Records;
(b)all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Oil and Gas Interests with respect to any period of time prior to the Effective Time;
(c)all rights of Seller under Contracts are attributable to periods of time prior to the Effective Time insofar as such rights relate to Seller Indemnity Obligations or other liabilities of Seller retained under this Agreement;
(d)all rights, claims, indemnities, warranties, guaranties, and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance) that may be asserted against a third party and accrued during the period prior to the Effective Time, or that are attributable to (or by their terms cover) (i) liabilities retained by Seller hereunder, or (ii) actions, events or omissions prior to the Effective Time, except, in each case, to the extent such items arise from or by their terms cover Assumed Obligations or are otherwise allocated to Buyer under the other provisions of this Agreement;
(e)all claims of Seller for refunds of, credits attributable to, or loss carry forwards with respect to Taxes attributable to any period (or portion thereof) prior to the Effective Time;
(f)all documents and instruments of Seller that are protected by legal privilege (except for title opinions);
(g)all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties so long as Seller has used its commercially reasonable efforts to seek waivers of such arrangements;
(h)all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time;

(i)any proprietary evaluations, projections or studies of Seller related to the Oil and Gas Interests;
(j)all intellectual property (other than Records or copies of Contracts), copyrights, trademarks, trade names, trade secrets and similar intangible property rights, and all proprietary software (including embedded software), phones and similar personal effects, and private spectrum, radio licenses, or wireless bandwidth rights;
(k)the items identified as “Excluded Assets” on Schedule EA;
(l)all master service agreements;
(m)all Hedging Contracts and Debt Contracts; and
a.all Oil and Gas Interests retained by Seller or excluded from the Oil and Gas Interests at Closing pursuant to this Agreement.
“Excluded Records” means:
(a)all corporate, partnership, limited liability company, financial and legal records, and income, margin, franchise and similar tax records of Seller, in each case that relates to Seller’s business generally (whether or not relating to the Oil and Gas Interests);
(b)all books, data, correspondence, records and files that relate to the Excluded Assets;
(c)any books, records, governmental authorizations, documents, correspondence, data, software, logs, files, maps and accounting records to the extent disclosure or transfer, or a change of ownership, in connection with a sale of the Oil and Gas Interests is restricted by third party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 12(c), or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;
(d)all legal files, records and correspondence of Seller, all records and correspondence protected by or subject to attorney-client privilege, all engagements and similar letters and agreements with Seller’s legal advisors, and all work product of Seller’s legal counsel, but excluding in each case the Leases, Contracts, easements, surface agreements, and title opinions (and any work product related thereto), it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates with respect to the ownership or operation of the Oil and Gas Interests;
(e)(i) records and correspondence relating to the presentation, offer, negotiation or consummation of the sale of the Oil and Gas Interests or any interest in the Subject Properties, or to the preparation or negotiation of this Agreement (or any similar transaction agreement) or any Exhibit, Schedule or document to be delivered pursuant hereto, including marketing materials, research, pricing or valuation information, bidding materials and bids, and correspondence and Transaction Documents exchanged with third parties, and (ii) all agreements and engagements of

Seller or any Affiliate with investment advisors, underwriters, brokers or consultants in connection with the foregoing; and
(f)Seller’s reserve studies, estimates and evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Oil and Gas Interests, and all licensed or proprietary geological, geophysical or seismic data to the extent no consent to transfer such data has been received or for which Buyer has not agreed in writing to pay any required transfer fee, penalty or other consideration, as applicable.
“Field Office Lease” means that certain Agreement for Office-Warehouse-Storage Facility Site, Easement, Surface Use & Access dated December 1, 2015, and amended December 1, 2017 and May 1, 2019, by and between Jack E. Haworth and Veneta C. Haworth, as Surface Owner, and SandRidge Exploration and Production, LLC, successor in interest to EE3 LLC, as Operator, together with those certain Lease Quote and Agreements for two (2) double wide trailers numbered QUO-201768-J8M6X5 and QUO-203158-Y4M7W0 dated December 3, 2015 and December 15, 2015, respectively, by and between Action Mobile and Seller.
“Final Closing Statement” is defined in Section 15.
“Fundamental Representations” is defined in Section 18(b)ii.
“Final Settlement Date” is defined in Section 15.
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties under this Agreement, provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Seller’s Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party under this Agreement were actually breached when made, with the intention that the other Party rely thereon to its detriment.
“Hazardous Substances” means any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, substances, compounds, or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including petroleum, waste oil, hydrogen sulfide, polychlorinated biphenyls, urea formaldehyde, Hydrocarbons, NORM, TE-NORM asbestos, and man-made material fibers.
“Hedging Contract” means any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means oil, gas and other gaseous and liquid hydrocarbons produced or processed in association therewith (whether or not such is in liquid or gaseous form) or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in associated therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Oil and Gas Interests, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
“Income Taxes” means income, franchise and similar Taxes.
“Individual Defect Threshold” is defined in Section 3(d).
“Invasive Activities” means an ASTM Phase II Environmental Site Assessment or any sampling, boring, drilling, or other invasive investigation activities other than activities permitted under Section 4; provided that Buyer shall have the right without the consent of Seller to perform augering required as a result of a Phase I Environmental Site Assessment or otherwise; provided further, however, Buyer shall provide Seller with enough notice to accomplish all required third party notices including but not limited to notices to surface owner(s) and/or notices required by Law prior to digging such as one calls.
“Inventory Hydrocarbons” means, as of the Effective Time, the (a) Inventory Liquid Hydrocarbons, and (b) any other Hydrocarbons produced from the Oil and Gas Interests that are in tanks, pipelines, or vessels located upstream of the custody transfer meter or LACT meter, as appropriate for the subject Oil and Gas Interest.
“Inventory Liquid Hydrocarbons” means all crude oil that is produced from the Oil and Gas Interests that is in tanks, pipelines, or vessels located upstream of the custody transfer meter or LACT meter, as appropriate for the subject Oil and Gas Interest.
“Laws” means any and all applicable laws, statutes, rules, regulations, ordinances, orders, codes, decrees, writs, injunctions, judgments, or principles of common law that are promulgated, issued, or enacted by a governmental authority or authority.
“Lease Operating Statement” means a monthly report prepared in Seller’s ordinary course of business covering the Oil and Gas Interests and detailing the Hydrocarbon production volumes, revenues, associated lease operating expenses, Taxes and other expenses for such Oil and Gas Interests.
“Leases” means the oil and gas leases, leasehold interests, and other rights and interests described in Exhibit B, Part I, subject to any limitations or restrictions on Exhibit B, Part I.
“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes or remedies the applicable present condition alleged pursuant to an Environmental Defect Notice at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Oil and Gas Interests and any potential material additional costs or liabilities that may likely arise as a result of such response) sufficient to comply with Environmental Laws or bring the affected Oil and Gas Interests into compliance with applicable Environmental Laws, as compared to any other response that is required or allowed under applicable Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under applicable Environmental Laws.
“Material Contract” shall have the meaning set forth in Section 5(k).
“Net Revenue Interest” is defined in the definition of “Defensible Title” in this Exhibit A.

“NORM” is defined in Section 4(b).
“Oil and Gas Interests” means all of Seller’s and its Affiliates’ right, title, and interest in and to the following rights, interests, and assets, excluding the Excluded Assets:
(a)the Leases;
(b)the Wells;
(c)the Personal Property;
(d)the unitization, pooling, and operating agreements, and the units created thereby which relate to the Leases, including the units formed under orders, regulations, rules, and other official acts of the governmental authority having jurisdiction, together with any right, title, and interest created thereby in the Leases (collectively, the “Units”);
(e)to the extent transferable, all operating agreements or joint venture agreements, pooling and unitization agreements, declarations of pooling or unitization, communitization agreements, pooling orders, farmout and farmin agreements, exploration agreements, area of mutual interest agreements, participation agreements, seismic permits, assignments, oil sales contracts, gas sales, gas processing, gas gathering, and transportation agreements, surface leases, rights-of-way (including those set forth on Exhibit C, Part III), easements, servitudes, permits, licenses, joint accounts, and all other instruments and agreements, in each case only to the extent binding on the Oil and Gas Interests and/or used or held for use in the ownership of the Oil and Gas Interests, including without limitation the contracts on Exhibit C, Part I (collectively, the “Contracts”);
(f)all surface and mineral fee interests and estates in Jackson County, Colorado, including those identified on Exhibit C, Part II, together with all fixtures thereon;
(g)all easements, licenses, servitudes, rightsofway, surface leases and other surface rights located on the Leases or Units or appurtenant to and used or held for use in connection with the Leases or Units, including those identified on Exhibit C, Part III;
(h)all Hydrocarbons (or proceeds from the sale of Hydrocarbons) produced from or attributable to the Oil and Gas Interests after the Effective Time, including Inventory Hydrocarbons;
(i)all pooling orders, permits, approvals, or authorizations by, or filings with, any governmental authority relating to the ownership or operation of the Oil and Gas Interests, including those identified on Exhibit C, Part IV;
(j)to the extent transferrable without payment of a fee or other penalty, all seismic, geological, geochemical or geophysical data (including seismic data), geological data, engineering data, maps, cores, interpretive data, technical evaluations, confidential logs, technical outputs, reserve estimates and other technical data relating to the Leases, Wells, or Units;
(k)all water and water rights, ditches and ditch rights, ponds and pond rights, reservoirs and water storage rights, water pipelines (above or below ground), water wells and well permits, underground water (whether tributary, nontributary or not nontributary), and all other rights in and to the use of water of any kind or nature, which are located within Jackson County, Colorado, were historically used in connection with the other Oil and Gas Interests, or are otherwise appurtenant thereto, including those identified on Exhibit C, Part V, together with all appurtenances and easements, rights-of-way, embankments, flumes, headgates, pumps, outlet works, measuring devices, and other structures associated therewith;
(l)all rights, claims and causes of action arising under or with respect to any other Oil and Gas Interest to the extent such rights, claims or causes of action are associated with the Assumed Obligations;
(m)all trade credits, all accounts, receivables and all other proceeds, income or revenues and audit rights attributable to the Leases, Wells, or Units or other Oil and Gas Interests and related to the Assumed Obligations;
(n)all claims and proceeds, income or revenues attributable to any policy or agreement of insurance or indemnity agreement to the extent related to the Assumed Obligations, excluding items related to the Retained Obligations; and
(o)the Records.
“Oil and Gas Property Taxes” means State of Colorado Property Taxes that are levied based upon the value of the Hydrocarbons produced.
“Other Property Taxes” means all Property Taxes that are not Oil and Gas Property Taxes.
“Party” and “Parties” are defined in the preamble.
“Permitted Encumbrances” means any of the following: (a) any obligations or duties reserved to or vested in any municipality or other governmental authority to regulate any of the Oil and Gas Interest in any manner; (b) the terms and conditions of all Leases, Contracts, and Units, but only to the to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit B, Part I or Exhibit B, Part II or increase Seller’s Working Interest above that shown in Exhibit B, Part I or Exhibit B, Part II without a corresponding increase in the Net Revenue Interest, in each case as to the Target Formation; (c) subject to compliance with Section 12(b) and Section 12(c), any Preferential Purchase Rights and any required consents to assignment; (d) the presence or absence of easements, rights-of-way, permits, surface leases, and other similar rights on, over, or in respect of any of the Oil and Gas Interests that do not materially impact the operation of such Oil and Gas Interest; (e) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or encumbrances arising in the ordinary course of business for payments or obligations not yet due or that are contained in joint operating agreements covering any of the Oil and Gas Interests; (f) oil and gas production Imbalances whether resulting from overproduction or underproduction, and plugging and surface restoration obligations; or (g) liens, obligations, defects, irregularities, or other encumbrances affecting any of the Oil and Gas Interests which do not, individually or in the aggregate, (i) materially detract from the value of or materially interfere with the use or ownership of the Oil and Gas Interests affected thereby and which would be accepted by a reasonably prudent buyer engaged in the business of owning and operating oil and gas properties in similar geographic locations, or (ii) reduce Seller’s Net Revenue Interest below that shown in Exhibit B, Part I or Exhibit B, Part II or increase Seller’s Working Interest above that shown in Exhibit B, Part I or Exhibit B, Part II without a corresponding increase in the Net Revenue Interest, in each case as to the Target Formation.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.
“Personal Property” means all equipment, machinery, fixtures, and other real, personal and mixed property, operational and nonoperational, known or unknown, located on the Oil and Gas Interests or the Subject Property or used or held for use primarily in connection with the Oil and Gas Interests or the Subject Property, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines (including those set forth on Exhibit C, Part III), pipelines, gathering systems, processing and separation facilities, structures, materials and other items used or held for use primarily in the operation or maintenance thereof other than leased equipment; provided, however, this definition shall include all leased vehicles set forth on Exhibit G.
“Phase I Environmental Site Assessment” means a Phase I Environmental Site Assessment under ASTM Standard Practice E1527-13 for Environmental Site Assessments: Phase I Environmental Site Assessment Process, with modifications to expand the scope as provided in Section 4.
“Preferential Purchase Right” means any option, right of first refusal, or similar preferential purchase right burdening any of the Oil and Gas Interests.
“Property Costs” means the amount of all non-reimbursed costs and expenses incurred that are attributable to the ownership, exploration, development and operation of the Oil and Gas Interests, including all authorizations for expenditure, joint interest billings, lease operating expenses, third party accounting costs, lease rentals, lease extension payments, shut-in payments, permitting expenses, location building expenses, payments pursuant to the Field Office Lease, drilling expenses, completing expenses, equipping expenses, work-over expenses, water disposal, geological, geophysical and any other exploration or development expenditures, together with the operator’s reimbursement of direct costs and overhead; provided, however, that the term Property Costs shall not include Taxes.
“Property Taxes” means all ad valorem, real property, personal property, and similar Taxes, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Oil and Gas Interests, or based upon or measured by the ownership or operation of the Oil and Gas Interests, but not including Income Taxes, Severance Taxes and Transfer Taxes.
“Purchase Price” is defined in Section 2(a).
“Records” means, less and except the Excluded Records, all books, files, records, information and data (including all accounting information and data), whether written or electronically stored, in each case to the extent relating to the Oil and Gas Interests, including: Lease files, land files, right-of-way files, Well files, product purchase and sale, gathering, and processing contracts, division order files, Title Information, production data, reports, maps, logs, and Well records.
“Retained Obligations” is defined in Section 18(a).
“Scheduled Closing Date” is defined in Section 13.
“Seller” is defined in the preamble.
“Seller Indemnity Obligations” is defined in Section 18(b).

“Seller Parties” is defined in Section 19(b).
“Seller Taxes” means (i) Income Taxes imposed by any Laws on Seller or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 16(a) (taking into account, and without duplication of, (a) such Asset Taxes effectively borne by Seller as a result of adjustments to the Base Purchase Price made pursuant to Section 17(h), and (b) any payments made from one Party to the other in respect of Asset Taxes under Section 16(b)), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, if any, (iv) any Transfer Taxes allocated to Seller pursuant to Section 16(d), and (v) any and all other Taxes imposed on or with respect to the ownership or operation of the Oil and Gas Interests for any Tax period (or portion thereof) ending before the Effective Time.
“Seller’s Certificate” is defined in Section 14(f).
“Seller’s Knowledge” is defined in Section 5.
“Severance Taxes” means all severance, extraction, production, excise, sales and similar Taxes and obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Oil and Gas Interests that are based upon or measured by the severance or production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes and Transfer Taxes.
“Small Claims” is defined in Section 18(e).
“Straddle Period” means any Tax period beginning before and ending after the Effective Time
“Subject Property” is defined in the definition of “Defensible Title” in this Exhibit A.
“Target Formation” means the currently producing reservoir interval pertaining to each Oil and Gas Interests described on Exhibit E.
“Tax Returns” means any report, return, information statement, payee statement or other information, or any amendment thereof, required to be provided to any governmental authority with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers relating thereto.
“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer or withholding taxes, or other governmental fees or charges imposed by any taxing authority, including any interest, penalties, or additional amounts which may be imposed with respect thereto.
“Title Arbitrator” is defined in Section 3(e).
“Title Defect” means a failure of Defensible Title; provided, that “Title Defect” shall exclude the following:
(a)defects based solely on a lack of information in Seller’s files or references to a document if such document is not in Seller’s files;

(b)defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Subject Property;
(c)defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Subject Property;
(d)defects based on a gap in Seller’s chain of title unless such gap is affirmatively shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents shall be included in any notice of Title Defect);
(e)defects that have been cured by applicable Laws of limitation or prescription;
(f)defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws;
(g)rights of cotenants or interest owners in a common mineral estate, surface estate or other property, as derived at law;
(h)defects asserting that non-consent, carried or before and after-payout interests do not transfer leasehold title or have not been recorded in the county records;
(i)defects which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning and operating hydrocarbon producing properties that are similarly situated in Jackson County, Colorado;
(j)defects based upon the failure to record any state Leases or rights-of-way included in the assets or any assignments of interests in such Leases or rights-of-way included in the Oil and Gas Interests in any applicable records, unless such failure resulted in a third party having a superior claim of title.
“Title Defect Value” is defined in Section 3(c).
“Title Dispute” is defined in Section 3(e).
“Title Information” is defined in Section 3(a).
“Transaction” is defined as the purchase and sale transaction as set forth and described in this Agreement.
“Transaction Documents” means this Agreement, the Assignment and each other document or instrument to be executed pursuant to or in connection with this Agreement.
“Transfer Taxes” means any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transfer of the Oil and Gas Interests pursuant to this Agreement.

“Units” is defined in the definition of “Oil and Gas Interests” in this Exhibit A.
“Wells” means the oil, gas, salt water disposal and/or mineral wells located on the Leases or the lands covered by the Leases, or on lands pooled, communitized, or unitized therewith, whether producing, injecting, shut-in, or temporarily or permanently abandoned, including the wells set forth on Exhibit B, Part II.
“Working Interest” is defined in the definition of “Defensible Title” in this Exhibit A.